AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KEY HOSPITALITY ACQUISITION CORPORATION,

KEY MERGER SUB, LLC,

CAY CLUBS LLC

AND

THE MEMBERS OF CAY CLUBS LLC

DATED AS OF MARCH 22, 2007

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 22, 2007, by and among Key Hospitality Acquisition Corporation, a Delaware corporation (“Parent”), Key Merger Sub, LLC, a Florida limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), Cay Clubs LLC, a Florida limited liability company (the “Company”), and each of the persons listed under the caption “Members” on the signature page hereof, such persons being all of the members of the Company (each a “Member” and, collectively, the “Members”).

RECITALS

WHEREAS, the Boards of Directors of Parent and Merger Sub and the Board of Directors of the Company have each declared it to be advisable and in the best interests of each company and their respective stockholders and owners that Parent and the Company combine in order to advance their long-term business interests; and

WHEREAS, the Boards of Directors of Parent and Merger Sub and the Board of Directors of the Company have each approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), in accordance with the Florida Limited Liability Company Act, Chapter 608 (the “Florida Act”) and the terms and conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly owned subsidiary of Parent and the Members becoming stockholders of Parent; and

WHEREAS, for federal income tax purposes, it is intended the Members will not recognize any gain or loss as a result of the Merger based upon Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
THE MERGER

1.1  The Merger. At the Effective Time (as defined in Section 1.3), in accordance with the Florida Act and the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving entity in the Merger, shall continue its existence under the Florida Act as a wholly owned subsidiary of Parent. The Company as the surviving entity after the Merger is hereinafter sometimes referred to as the “Surviving Entity.”

1.2  Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VIII, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI, the closing of the Merger and other transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. (Eastern Standard Time) on a date to be mutually agreed upon by the parties (the “Closing Date”), which date shall be no later than the second Business Day (as defined below) after all the conditions set forth in Article VI (excluding conditions that, by their nature, cannot be satisfied until the Closing) shall have been satisfied or waived in accordance with the terms of this Agreement, unless another time and/or date is agreed to in writing by the parties. The Closing shall take place at the offices of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. in New York, New York. For purposes of this Agreement, “Business Day” shall mean any day on which banks are permitted to be open in New York, New York.

1.3  Effective Time. Subject to the provisions of this Agreement, on the Closing Date or as soon thereafter as is practicable the parties shall cause the Merger to become effective by executing and filing in accordance with the Florida Act a certificate of merger with the Secretary of State of the State of Florida in substantially the form of Exhibit A attached hereto (the “Certificate of Merger”), the date and time of such filing, or such later date and time as may be agreed upon by the parties and specified therein, being hereinafter referred to as the “Effective Time.”

1.4  Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the Florida Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

1.5  Certificate of Formation and Limited Liability Company Agreement. From and after the Effective Time and without further action on the part of the parties, the Certificate of Formation of the Company immediately prior to the Effective Time shall be the Certificate of Formation of the Surviving Entity until amended in accordance with the terms thereof. From and after the Effective Time, the operating agreement set forth on Exhibit B attached hereto shall be the operating agreement of the Surviving Entity until amended in accordance with terms thereof.

1.6  Merger Consideration.

(a)  The aggregate consideration (the “Merger Consideration”) to be paid or reserved for issuance by Parent and Merger Sub in the Merger to the Members shall be (1) 50,000,000 fully paid and non-assessable shares of common stock of Parent, par value $0.001 per share (the “Parent Common Stock”), and (2) 24,666,666 shares of Parent Common Stock which shall be deposited in and subject to the Escrow created and established pursuant to Section 1.15 provided that all the transactions contemplated by the Optioned Property Provider Agreement (as defined in Section 2.3(a)) have been completed (in any event, such shares to be deposited in the Escrow shall sometimes be referred to as the “Escrow Shares”). At the Effective Time, each Company Membership Interest held by a Member immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of such Member, be converted automatically into and become the aggregate of the Merger Consideration and shall be allocated among the Members as set forth on Schedule 1.6(a) (which Schedule shall be amended from time to time to reflect the addition of any new Members to the Company and which final Schedule shall be delivered at least one week prior to Closing). In the event that the transactions contemplated by the Optioned Property Provider Agreement have not closed prior to the Closing Date, the first 12,500,000 shares of Parent Common Stock that would have been Earned Shares will not be issued and the balance of 12,166,666 shares of Parent Common Stock will be issued and deposited in Escrow and constitute part of the Merger Consideration and be subject to return to Parent in accordance with the provisions of Section 1.19.

(b)  From and after the Effective Time, all membership interests of the Company, (together, “Company Membership Interests”) (other than any Company Membership Interests to be canceled and retired pursuant to Section 1.7) shall be deemed canceled and shall cease to exist, and each holder of a Company Membership Interest shall cease to have any rights with respect thereto except as set forth herein or under applicable law. As soon as practicable after the Effective Time, Parent shall furnish one or more certificates representing the prescribed number of shares of Parent Common Stock to the Members in accordance with Section 1.14 hereof.

1.7  Cancellation of Membership Interests. Immediately prior to the Effective Time, each Company Membership Interest owned by Parent or any direct or indirect wholly owned Subsidiary (as defined in Section 2.2(a)) of Parent or the Company, shall be canceled and extinguished without any conversion thereof or payment therefor.

1.8  No Further Ownership Rights in Company Membership Interests. All shares of Parent Common Stock issued upon the surrender for exchange of Company Membership Interests in accordance with the terms of this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Membership Interests under this Article I. If, after the Effective Time, certificates representing Company Membership Interests are presented to Parent or Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9  Membership Interests of Merger Sub. Parent’s ownership interest in Merger Sub (the “Merger Sub Membership Interest”) shall be converted automatically into a 100% membership interest in the Company.

1.10  Adjustments to Merger Consideration. Notwithstanding any other provision of this Agreement, the Merger Consideration shall be adjusted, at any time and from time to time, to fully reflect the effect of any stock split, reverse split, stock dividend (including, without limitation, any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock, occurring prior to the Closing.

1.11  No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued as part of the Merger Consideration, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Membership Interests who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Membership Interests) shall receive from Parent, in lieu thereof, the next highest number of whole shares of Parent Common Stock.

1.12  No Liability. Notwithstanding any other provision of this Agreement, none of the Parent, Merger Sub or the Surviving Entity shall be liable to a Member for any shares of Parent Common Stock or any amount of cash properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.13  Taking of Necessary Action; Further Action. If, at any time and from time to time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Entity full right, title and possession of all assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Entity shall be and are fully authorized and directed, in the name of and on behalf of the Company and Merger Sub, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.

1.14  Letter of Transmittal. As promptly as practicable before or after the Effective Time, Parent (or its designee or exchange agent) will send to each Member as set forth on Schedule 1.6(a) a letter of transmittal for use in enabling Parent to issue one or more certificates representing the prescribed number of shares of Parent Common Stock to which such Member may be entitled as determined in accordance with the provisions of this Agreement. Upon delivery of a duly executed letter of transmittal, such Member will be entitled to receive the portion of the Merger Consideration to which such Member may be entitled (as determined in accordance with the provisions of this Agreement). It is intended that such letter of transmittal will contain provisions requiring each executing Member thereof to (a) acknowledge and agree to be bound by Sections 1.6 (Merger Consideration) and 1.19 (Earn-Out) of this Agreement, (b) make representations and warranties with respect to ownership of the Company Membership Interests owned or held by such Member at that time, and (c) waive all appraisal or dissenter’s rights, in each case, in a form reasonably satisfactory to Parent and as a condition precedent to Parent’s obligation to issue shares of Parent Common Stock to such Member. If any certificate representing shares of Parent Common Stock are to be issued in a name other than that as set forth in Schedule 1.6(a), it shall be a condition that the person requesting such shall deliver to Parent (or its designee) all documents necessary to evidence and effect such transfer and pay to Parent (or its designee) any transfer or other taxes required by reason of such issuance or establish to the satisfaction of Parent (or its designee) that such tax has been paid or is not applicable.

1.15  Escrow. (a) To provide for the indemnity obligations set forth in Article VII and to provide for the return of certain shares of Parent Common Stock in the event that certain performance criteria set forth in Section 1.19 are not met, the Escrow Shares shall be deposited in escrow (the “Escrow”).  The Escrow Shares shall be subject to the terms and conditions provided herein and the Escrow Agreement to be entered into at the Closing between Parent, F. Dave Clark Irrevocable Trust under Agreement dated August 31, 2004 (the “Clark Trust”), David Schwarz and Continental Stock Transfer and Trust Company (“Continental”) (or another escrow agent acceptable to the parties), as Escrow Agent, in substantially the form annexed hereto as Exhibit C (the “Escrow Agreement”).

(b) Any Escrow Shares that become Forfeited Shares pursuant to the operation of Section 1.19 (due to the failure to satisfy certain performance targets provided therein) shall be removed from the Escrow, shall cease to be Escrowed Shares and shall be returned to Parent, at such time such shares shall be retired by Parent.

(c) Except as provided in subsection (d) hereof (providing for certain Earned Shares to be set aside to cover the indemnification obligations of the Members as set forth in Article VII), any Escrow Shares that become Earned Shares pursuant to the operation of Section 1.19 (due to the satisfaction of certain performance targets provided therein) shall be released from the Escrow and the Escrow Agent shall deliver the Escrow Shares to the Clark Trust and David Schwarz, pro rata among them in accordance with the distribution of the Merger Consideration as set forth on Schedule 1.6(a).

(d) Until the date that is twelve (12) months subsequent to the Closing Date, the first 10,000,000 Earned Shares shall be retained in the Escrow and treated as deposited into a separate account for the purpose of setting aside certain Earned Shares for the possible satisfaction of the indemnification obligations of the Clark Trust and David Schwarz pursuant to Article VII (such account shall be referred to herein as the “Earned Shares Indemnity Escrow Account”). On the date that is twelve (12) months and one day subsequent to the Closing Date, only 5,000,000 Earned Shares, shall be retained in the Earned Shares Indemnity Escrow Account and the excess Earned Shares shall be released from the Escrow and the Escrow Agent shall deliver such excess Escrow Shares to the Clark Trust and David Schwarz, pro rata among them in accordance with the distribution of the Merger Consideration as set forth on Schedule 1.6(a). On the date that is eighteen (18) months subsequent to the Closing Date, pursuant to Article VII, the indemnity obligation of the Clark Trust and David Schwarz shall terminate under this Agreement and any shares remaining in the Earned Shares Indemnity Escrow Account shall be released from the Escrow and the Escrow Agent shall deliver the Escrow Shares to the Clark Trust and David Schwarz, pro rata among them in accordance with the distribution of the Merger Consideration as set forth on Schedule 1.6(a). Any Earned Shares that are deposited in the Earned Shares Indemnity Escrow Account and are used to satisfy an indemnification obligation pursuant to Article VII shall be removed from the Escrow, shall cease to be Escrowed Shares and shall be returned to Parent, at such time such shares shall be retired by Parent. Notwithstanding anything set forth in this Section 1.15(d), the indemnification provisions of Article VII, and specifically Section 7.4, and the Escrow Agreement shall control any releases of Earned Shares from the Earned Shares Indemnity Escrow Account to satisfy the Article VII indemnification obligations and the general operation and maintenance of such Account.

(e) Escrow Shares shall be issued and outstanding on the balance sheet of Parent and it is the intention of the parties hereto that such shares be legally outstanding under Delaware law.  All dividends payable on the Escrow Shares shall be distributed to the Clark Trust and David Schwarz pro rata among them in accordance with the distribution of the Merger Consideration as set forth on Schedule 1.6(a). The Clark Trust and David Schwarz shall be entitled to vote the Escrow Shares. .

1.16  Rule 145. All shares of Parent Common Stock issued pursuant to this Agreement to “affiliates” of the Company listed on Schedule 1.16 will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and all certificates representing such shares shall bear an appropriate restrictive legend. At the Closing, Parent and the Members shall execute and deliver a Registration Rights Agreement in the form annexed hereto as Exhibit D with respect to registration of the shares of Parent Common Stock under the Securities Act (the “Registration Rights Agreement”).

1.17  Member Matters.  Each Member, for itself only, represents and warrants as follows: (i) all Parent Common Stock to be acquired by such Member pursuant to this Agreement will be acquired for his, her or its account and not with a view towards distribution thereof other than, with respect to Members that are entities, transfers to its stockholders, partners or members; (ii) it understands that he, she or it must bear the economic risk of the investment in the Parent Common Stock, which cannot be sold by he, she or it unless it is registered under the Securities Act, or an exemption therefrom is available thereunder; (iii) he, she or it has had both the opportunity to ask questions and receive answers from the officers and directors of Parent and all persons acting on Parent’s behalf concerning the business and operations of Parent and to obtain any additional information to the extent Parent possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information; and (iv) he, she or it has had access to the Parent SEC Reports filed prior to the date of this Agreement. Each Member acknowledges, as to himself, herself or itself only, that (v) he, she or it is either (A) an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act, or (B) a person possessing sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of an investment in Parent; and (vi) he, she or it understands that the certificates representing the Parent Common Stock to be received by he, she or it may bear legends to the effect that the Parent Common Stock may not be transferred except upon compliance with (C) the registration requirements of the Securities Act (or an exemption therefrom), and (D) the provisions of this Agreement. Each Member that is an entity, for itself, represents, warrants and acknowledges, with respect to each holder of its equity interests, to the same effect as the foregoing provisions of this Section 1.17(a).

(b)  Each Member, for himself, herself or itself, represents and warrants that the execution and delivery of this Agreement by such Member does not, and the performance of his, her or its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Member or the Company or, after the Closing, the Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

1.18  Committee for Purposes of Agreement. Prior to the Closing, the Board of Directors of Parent shall appoint a committee consisting of one of its then members to act on behalf of Parent to take all necessary actions and make all decisions pursuant to the Escrow Agreement regarding Parent’s right to indemnification pursuant to Article VII hereof. In the event of a vacancy in such committee, the Board of Directors of Parent shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an “independent” director of Parent and who has not had any relationship with the Company prior to the Closing. Such committee is intended to be the “Committee” referred to in Article VII hereof and the Escrow Agreement.

1.19  Return of Escrow Shares for Failure to Meet Performance Measures

(a)  As promptly as practicable after the end of the twelve (12) month period commencing on January 1, 2007 and ending on December 31, 2007 and the twelve (12) month period commencing on January 1, 2008 and ending on December 31, 2008 (each, a “Performance Period”) but in no event later than 90 days thereafter, Parent will deliver or cause to be delivered to the Clark Trust and David Schwarz a statement for the applicable Performance Period (the “Net Income Statement”) setting forth the calculation of the net income (after taxes) of the Company for such Performance Period. The Net Income Statement shall be prepared using the audited financial statements of Parent and shall be final and binding on the parties. In order to facilitate the calculation of any Escrow Shares that shall be returned to the Company pursuant to this Section 1.19 and retired by the Company ("Forfeited Shares"), Parent shall account for the Company and its Subsidiaries separately from other assets held and businesses conducted by Parent and its Affiliates during the applicable Performance Period.

(b)  Escrow Shares shall become Forfeited Shares, in which case such Forfeited Shares shall be taken from the Clark Trust and David Schwarz (pro rata among them in accordance with the distribution of the Merger Consideration as set forth on Schedule 1.6(a)) within fifteen (15) Business Days following the delivery of the applicable Net Income Statement, as provided in Schedule 1.19 hereto.  For the 2007 Performance Period, the difference between 12,333,333 shares less the Forfeited Shares for the 2007 Performance Period shall become Earned Shares pursuant to this Section 1.19.   For the 2008 Performance Period, difference between 12,333,333 shares less the Forfeited Shares for the 2008 Performance Period shall become Earned Shares pursuant to this Section 1.19.

(c)  The Net Income targets set forth on Schedule 1.19 shall be appropriately adjusted pro rata to reflect any stock issuances on a time-weighted basis (for example, an issuance of shares of Parent Common Stock (excluding the Escrow Shares and shares of Parent Common Stock issued upon exercise of options and warrants) on January 1, 2008 representing 5% of the issued and outstanding shares of capital stock of Parent on a fully-diluted basis shall increase targeted Net Income by 5% and an issuance of shares of Parent Common Stock (excluding the Escrow Shares and shares of Parent Common Stock issued upon exercise of options and warrants) on July 1, 2008 representing 5% of the issued and outstanding shares of capital stock of Parent on a fully-diluted basis shall increase targeted Net Income by 2.5%). Similarly, the number of Escrow Shares that become Forfeited Shares under this Section 1.19 and the target stock prices used above shall be appropriately adjusted for any stock splits, stock dividends, reorganizations and similar events.

1.20  Outstanding Company Derivative Securities. The Company shall, and shall cause its Subsidiaries to, arrange that the holders of all outstanding options, warrants and other derivative securities of the Company or any Subsidiary exercise such securities prior to the Effective Time. Such exercise may be made contingent upon the occurrence of the Closing and no Person shall have any right to acquire any ownership or other equity interest in the Company or any Subsidiary (other than Parent at Closing).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule provided by the Company to Parent on the date hereof, which (without limiting Parent’s rights under Section 6.3(f) hereof) may be supplemented from time to time after the date hereof should any fact or condition require a change thereto (the “Company Disclosure Schedule”), the Company represents and warrants to Parent that the statements contained in this Article II are true, complete and correct as of the date hereof and as of the Closing Date unless such representation or warranty is limited as to a specified date. Unless otherwise noted, all references to the Company and its Subsidiaries in this Article II shall mean the Company on an as reorganized basis as such reorganization is set forth on Schedule 2.2(a) hereto. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II. As used in this Agreement, a “Company Material Adverse Effect” (or a Material Adverse Effect relating to the Company) means any change, event or effect that is materially adverse to the business, assets (including, without limitation, intangible assets), financial condition, results of operations of the Company or any of its Subsidiaries, taken as a whole. A “Project Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the business, assets (including without limitation intangible assets) financial condition or results of operations of any individual Material Project. Notwithstanding the foregoing, “Company Material Adverse Effect” and “Project Material Adverse Effect” shall not include events caused by general economic conditions (but shall include economic conditions applicable solely or principally to the hospitality or resort industries or to locations in which the Company and its Subsidiaries operate). The following projects shall constitute “Material Projects”: Orlando, Sandpiper, Bayshore, Crested Butte, Boca Chica, Clearwater, Marathon, Las Vegas, Sarasota, Tavernier and Islemorada. “Optioned Property Provider” shall mean the entities set forth on Schedule 2.15(c) attached hereto. The following projects shall constitute the “Optioned Property Projects”: (a) Bayshore, Clearwater, Orlando, Islemorada, Marathon, Sombrero, Sarasota and Tavernier and (b) if the Closing is consummated for an Optioned Property Provider, the owner of an Optioned Property Provider or any affiliate thereof to acquire any of the following properties then: Sandpiper and/or Crested Butte. If an exception is adequately disclosed in any one section of the Company Disclosure Schedules, it should be deemed disclosed for purposes of each other section of the Company Disclosure Schedules where it is reasonably apparent that such exception is applicable.

2.1  Organization and Qualification. (a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, and is qualified to do business in Florida and all other jurisdictions where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not be expected to have a Company Material Adverse Effect. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Parent true, complete and correct copies of its Certificate of Formation and operating agreement of the Company (the “Operating Agreement”), each as amended to date. The Company is not in default under or in violation of any provision of its Certificate of Formation or Operating Agreement.

(b)  The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors or Managers, if applicable (and any committees thereof), similar governing bodies and Members (“Corporate Records”) since January 1, 2004. Copies of such Corporate Records of the Company have been heretofore made available to Parent or Parent’s counsel.

(c)  The transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the Company Membership Interests and other securities of the Company since January 1, 2004. Copies of such records of the Company have been heretofore made available to Parent or Parent’s counsel.

2.2  Subsidiaries.

(a)  Schedule 2.2(a) sets forth a complete and correct list of each Subsidiary of the Company and of all jurisdictions in which the Company or any such Subsidiary is qualified or licensed to do business. Attached to Schedule 2.2(a) is an organizational chart of the Company and its Subsidiaries. For purposes of this Agreement, the term “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which: (i) such Person (or any other Subsidiary of such Person) is a general partner (excluding partnerships, the general partnerships of which held by such Person or Subsidiary of such Person do not have a majority of the voting interest of such partnership); or (ii) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. Except for the Subsidiaries set forth on Schedule 2.2(a), the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)  Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation (as listed on Schedule 2.2(a)) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation (as listed on Schedule 2.2(a)) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted by the Company. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of each Subsidiary, as amended and currently in effect, have been heretofore delivered or made available to Parent or Parent’s counsel. No Subsidiary is in violation of any of the provisions of its Charter Documents.

(c)  Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2(a).

(d)  The minute books of each Subsidiary contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders since January 1, 2004. Copies of the Corporate Records of each Subsidiary have been heretofore made available to Parent or Parent’s counsel.

2.3  Capitalization. (a) All of the Company Membership Interests held by the Members of the Company are as reflected on Schedule 1.6(a).

(b)  As of the date hereof, there are no shares of voting or non-voting capital stock, equity interests, percentage interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding. Schedule 1.6(a) sets forth a true, complete and correct list of all holders of Company Membership Interests indicating the percentage of Company Membership Interests held by each of them. The Company has entered into an agreement with an Optioned Property Provider (the “Optioned Property Agreement”). A true, correct and complete copy of the Optioned Property Agreement has been provided to Parent. The Company may amend the Optioned Property Agreement provided that the amended agreement preserves the economic substance of the original agreement prior to the amendment.

(c)  Schedule 1.6(a) also sets forth a true, complete and correct list of the holders of all Company Options and Company Warrants, including: (i) the number and class of Company Membership Interests subject to each such Company Option or Company Warrant; (ii) the date of grant; (iii) the exercise price; (iv) the date of grant, the vesting schedule, as applicable, and expiration date; and (v) any other material terms, including, without limitation, any terms regarding the acceleration of vesting. At Closing, no such derivative securities will be outstanding.

(d)  All outstanding Company Membership Interests are, and all membership interests which may be issued pursuant to the Company Options and Company Warrants, will be, when issued against payment therefore in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or of similar rights, and were or will be issued in compliance in all material respects with all applicable federal and state securities laws.

(e)  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares), membership interests, percentage interests or other security or equity interests of the Company or to cause the Company or its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company or its Subsidiaries.

(f)  Except as disclosed in Schedule 1.6(a), there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which the Company’s members may vote. Except as described in subsection (c) above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, membership interests, percentage interests or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. The Company is not subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

(g)  There are no voting trusts, proxies or other agreements, arrangements, commitments or understandings of any character to which the Company or its Subsidiaries or, to the Knowledge of the Company, any of the Company’s members, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock, membership interests, percentage interests or other security or equity interests of the Company.

(h)  The authorized and outstanding capital stock or membership interests of each Subsidiary are set forth in Schedule 2.2(a) hereto. Except as set forth on Schedule 2.2(a), all of the outstanding shares or membership interests of the Company's wholly owned, direct or indirect, Subsidiaries (and all of the shares or membership interests of non-wholly owned Subsidiaries owned, directly or indirectly, by the Company) are owned, directly or indirectly, by the Company, free and clear of any Liens, charges, pledges, security interests, mortgages, claims, encumbrances, options or rights of first refusal. All of the outstanding shares of capital stock or membership interests of each of such Subsidiaries owned by the Company have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. Except as contemplated by the Merger, there are no warrants, options, agreements, call rights, conversion rights, exchange rights, preemptive rights or other rights or commitments or understandings relating to the issuance, sale, delivery, pledge, transfer, redemption or other disposition by the Company or its Subsidiaries (including any right of conversion or exchange under any outstanding security or other instrument) of the capital stock or membership interests of any of the Company's Subsidiaries. None of the Subsidiaries owns any stock or membership interests of the Company.

2.4  Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary action on the part of the Company (including the approval by its Members, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the Florida Act and the terms and conditions of this Agreement. The Merger and the adoption of this Agreement have been approved by the affirmative vote of all of the holders of the Company Membership Interests in accordance with the Florida Act and the Operating Agreement (the “Requisite Member Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5  No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Certificate of Formation or Operating Agreement, (ii) conflict with or violate any Legal Requirements (as defined in Section 10.2(a)), (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Material Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b)  The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration of the required waiting period thereunder, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, the Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6  Compliance with Laws. To the Knowledge of the Company, the Company and its Subsidiaries are in compliance in all respects with all Legal Requirements, except for instances of possible noncompliance that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect or a Project Material Adverse Effect. No written notice, charge, claim, action or assertion has been received by the Company or any of its Subsidiaries (and the Company has no Knowledge of any such written notice delivered to any Person) and, to the Company's Knowledge, no written notice, charge, claim, action has been filed, commenced or threatened against the Company or any of its Subsidiaries or any portion of the Owned Real Property or any of the Optioned Property Projects alleging any violation of any Legal Requirements, except for instances of possible noncompliance that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect or a Project Material Adverse Effect. The parties hereto acknowledge that the Company is or may be in the process of renovating various Owned Real Property and Optioned Property Projects which will require compliance with respect to certain Legal Requirements and the Company and/or the applicable Subsidiary agree to use commercially reasonable best efforts from and after the date hereof to be in compliance with such Legal Requirements, it being agreed by Company and any such Subsidiary that any possible noncompliance with respect to such Legal Requirements as of the Closing shall not individually or in the aggregate be reasonably expected to have a Company Material Adverse Effect or a Project Material Adverse Effect.

2.7  Material Permits.

(a)  To the Knowledge of the Company, the Company and its Subsidiaries as the case may be, have all material federal, state, local and foreign governmental licenses, permits, franchises, approvals and authorizations (the “Material Permits”) necessary for the Company, or the Subsidiaries as the case may be, to operate its business as presently conducted as of the date of this Agreement and as presently planned to be conducted except for Material Permits that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect or a Project Material Adverse Effect. The parties hereto acknowledge that the Company is or may be in the process of renovating various Owned Real Property and Optioned Property Projects which will require obtaining and comply with certain Material Permits and the Company and/or the applicable Subsidiary agree to use commercially reasonable best efforts from and after the date hereof to obtain and complying with such Material Permits as and when required by such Legal Requirements, it being agreed by Company and any such Subsidiary that any failure to obtain any such Material Permits as of the Closing shall not individually or in the aggregate be reasonably expected to have a Company Material Adverse Effect or a Project Material Adverse Effect.

(b)  To the Knowledge of the Company, neither the Company nor the Subsidiaries have received any written notice from any governmental agency that they are not in compliance in all material respects with the terms and conditions of the Material Permits.

(c)  Each Material Permit is in full force and effect and neither the Company nor any Subsidiary have received written notification of any action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim that is pending or, to the Knowledge of the Company, threatened, which seeks to revoke or limit any Material Permit.

(d)  To the Knowledge of the Company, the rights and benefits of each Material Permit will be available to the Company and the Subsidiaries immediately after the Closing on terms substantially identical to those enjoyed by the Company and the Subsidiaries immediately prior to the Closing.

2.8  Financial Statements. (a) The Company has provided to Parent a correct and complete copy of the unaudited combined financial statements (including any related notes thereto) of the Company and its Subsidiaries for the fiscal year ended December 31, 2006 (the “Unaudited Financial Statements”) and audited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the fiscal years ended December 31, 2005 and December 31, 2004 (the “Audited Financial Statements”). The Audited Financial Statements are currently being restated and will be delivered to the Parent prior to April 1, 2007. Upon completion of the restatement, the Audited Financial Statements will have been prepared in accordance with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each will fairly present in all material respects the financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their respective operations and cash flows for the periods indicated. The Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance with, U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of the Company and its Subsidiaries at the date thereof and the results of their respective operations and cash flows for the period indicated, except that such statements do not contain notes and are subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

(b)  Since January 1, 2004, the books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company and its Subsidiaries have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which are not so set forth.

(c)  Except as otherwise noted in the Audited Financial Statements or the Unaudited Financial Statements, the accounts and notes receivable of the Company and its Subsidiaries reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of the Company or its Subsidiaries.

2.9  No Undisclosed Liabilities. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the Unaudited Financial Statements which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the Unaudited Financial Statements, and (ii) such liabilities arising in the ordinary course of business and consistent with past practice since December 31, 2006.

2.10  Absence of Certain Changes or Events. Except as set forth on Schedule 2.10 or otherwise set forth in this Agreement, since December 31, 2006, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been: (i) any action, event or occurrence which has had, or to the Knowledge of the Company could reasonably be expected to result in, a Company Material Adverse Effect; or (ii) any action, event or occurrence which has had a loss or liability to the Company or any of its Subsidiaries in excess of $250,000 or where all such matters aggregate more than $1,000,000; or (iii) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.11  Litigation. There are no claims, suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company, have a Project Material Adverse Effect or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

2.12  Employee Benefit Plans and Compensation.

(a)  Definitions. With the exception of the definition of “Affiliate” set forth in this Section 2.12(a) below (which definition shall apply only to this Section 2.12(a)), for purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation and any International Employee Plan.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current, former or rehired employee, consultant, officer or director of the Company or any Affiliate.

“Employee Agreement” shall mean each employment, consulting or similar agreement, each agreement providing for severance, relocation, repatriation, expatriation or similar agreement (including, without limitation, any offer letter) between the Company or any Affiliate and any Employee.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any Affiliate, whether formally or informally or with respect to which the Company or any Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b)  Schedule 2.12(b) of the Company Disclosure Schedules sets forth a complete and accurate list of each Company Employee Plan and Employee Agreement. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing. The Company has previously made available to Parent a true and complete table setting forth the name, position and salary of each employee of the Company.

(c)  Documents. The Company has provided to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and written interpretations thereof and all related trust documents; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, filed pursuant to ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts; (vi) all communications from the Company within the prior three (3) years material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company; (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan within the prior three (3) years; (viii) all material COBRA forms and related notices; (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

(d)  Employee Plan Compliance. The Company has performed all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its material terms and in compliance, in all material respects, with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and any trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or is entitled to rely on a prototype plan sponsor’s determination letter pursuant to IRS pronouncements. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending which have been served on the Company or, to the Knowledge of the Company, otherwise pending or threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any Affiliate (other than accrued benefits and ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e)  No Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(f)  No Self-Insured Plan. Neither the Company nor any Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides healthcare, life, disability or other welfare benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).

(g)  Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any multiemployer plan, as defined in Section 414(f) of the Code and Section 3(37) of ERISA. Neither the Company nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(h)  No Post-Employment Obligations. No Company Employee Plan or Employment Arrangement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has not represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(i)  COBRA; FMLA; HIPAA. The Company and each Affiliate has, prior to the Effective Time, complied, in all material respects, with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its Employees. The Company does not have unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(j)  Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or be deemed a “parachute payment” under Section 280G of the Code with respect to any Employee.

(k)  Employment Matters. The Company: (i) to the Knowledge of the Company, it is in compliance, in all material respects, with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, termination of employment, employee safety and wages and hours, and in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) to the Knowledge of the Company is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) to the Knowledge of the Company is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no action, suits, claims or administrative matters pending which have been served on the Company, or to the Company’s Knowledge, otherwise pending or threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending, which have been served on the Company, or to the Company’s Knowledge, otherwise pending or threatened or reasonably anticipated claims or actions against Company, any Company trustee under any worker’s compensation policy. To the Company’s Knowledge, no employee of the Company has violated any employment contract, nondisclosure agreement, non-competition or non-solicitation agreement by which such employee is bound due to such employee being employed by the Company and disclosing to the Company or using trade secrets or proprietary information of any other person or entity. The services provided by each of the Company’s and its Affiliate’s Employees is terminable at the will of the Company and its Affiliates and any such termination would result in no liability to the Company or any Affiliate.

(l)  No Interference or Conflict. To the Knowledge of the Company, no officer, Employee or consultant of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, Employees or consultants in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, Employees, or consultants is now bound.

(m)  International Employee Plan. Neither the Company nor any Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.

2.13  Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries nor does the Company have Knowledge of any activities or proceedings of any labor union to organize any such employees.

2.14  Restrictions on Business Activities. To the Company’s Knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries or their respective assets or to which the Company or any of its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.

2.15  Real Property.

(a)  “Owned Real Property” shall mean each piece of real property owned in fee simple (or with respect to real property located outside the United States, such other similar form of title as may be described in the title policy for such parcel) by the Company or any of its Subsidiaries (including all land, easements, development rights and other rights and interests appurtenant thereto including interests in buildings, structures, improvements and fixtures located thereon) which Owned Real Property is described on Schedule 2.15(a) attached hereto and made a part hereof. The Owned Real Property constitutes all of the real property owned by the Company or any of its Subsidiaries in connection with the businesses of the Company and its Subsidiaries.

(b)  “Leased Real Property” shall mean each property leased, subleased, licensed, or otherwise occupied by the Company or any of its Subsidiaries pursuant to a lease, sublease, license, or other occupancy agreement and all amendments, modifications, and supplements thereto, excluding leases for individual condominium units at any Owned Real Property and leases of individual condominium units within the Optioned Property Projects, all of which condominium unit leases are with Persons not affiliated with the Company for fair market value on reasonable and customary terms, (each, a “Lease”) (including all rights included in any Lease for a Leased Real Property to use or occupy any land, buildings, including sales kiosks, and improvements thereon), which Leased Real Property is described on Schedule 2.15(b) attached hereto and made a part hereof. A true, correct and complete copy of each Lease for each Leased Real Property, except for all bay bottom/submerged land leases entered into with the Board of Trustees of the Internal Improvement Fund under the Florida Administrative Code, is described on Schedule 2.15(b) attached hereto and made a part hereof, a copy of each of which has been delivered to Parent or its representatives prior to the date hereof. The Leased Real Property constitutes all of the real property leased, subleased, licensed, or otherwise occupied by the Company and any of its Subsidiaries.

(c)  Each agreement (an “Optioned Property Redevelopment Agreement”) pursuant to which the Company or a Subsidiary, as the case may be, has an option to purchase all or part of an Optioned Property Project, has a management agreement and/or ground lease for an Optioned Property Project, or is redeveloping an Optioned Property Project and each fee or other mortgage encumbering or other financing with respect to an Optioned Property Project (an “Optioned Property Mortgage”) is listed on said Schedule 2.15(c). There are no other agreements pursuant to which the Company or a Subsidiary has an option to purchase all or part of an Optioned Property Project or is managing, leasing or redeveloping an Optioned Property Project other than those listed on said Schedule 2.15(c). To Company’s Knowledge, no party is in material default in respect of its respective obligations under any Optioned Property Redevelopment Agreement or under any Optioned Property Mortgage and no act or omission of a party, which, with the passage of time or the giving of notice or both, would comprise a default, except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Project Material Adverse Effect. True, correct and complete copies of the Optioned Property Provider Agreement and each Optioned Property Redevelopment Agreement and Optioned Property Mortgage described on Schedule 2.15(c) hereto have heretofore been delivered to Parent or its representatives prior to the date hereof.

(d)  Intentionally Left Blank

(e)  “Real Property” shall mean, collectively, the Owned Real Property, the Leased Real Property, and the Optioned Property Projects.

(f)  Each Lease is binding, enforceable, in full force and effect and neither the Company nor any of its Subsidiaries have received written notice or otherwise have Knowledge that they are in default or in breach under such Lease except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Project Material Adverse Effect. Neither Company nor any of its Subsidiaries have Knowledge of any event or omission, which, with the passage of time or the giving of notice or both, would comprise a default, except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Project Material Adverse Effect. To Company’s Knowledge, no landlord, sublandlord, licensor or other Person that is a party to any Lease (other than Company or a Subsidiary) is in default in respect of its obligations under such Lease and no event or omission has occurred, which, with the passage of time or the giving of notice or both, would cause any such Person to be in default in a material respect of its obligations under such Lease. Neither the Company nor any of its Subsidiaries have received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment under any of the Leases. The Merger does not require the consent of any Person or party to any Lease or any consent the absence of which would not cause a Company Material Adverse Effect), and will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect following the Closing. No security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default under which Lease which has not been redeposited in full by Company or any Subsidiary. Except as may be disclosed in a Lease, the Company and its Subsidiaries do not owe, nor will they owe in the future, any brokerage commissions or finder’s fees with respect to such Lease which is not paid. No party to any Lease (except where such party is the Company or a Subsidiary) has an economic interest in the Company or a Subsidiary. Neither the Company nor any Subsidiary has (i) assigned, subleased, licensed or otherwise granted any Person (except where such Person is the Company or a Subsidiary) the right to use or occupy such Leased Real Property or any portion thereof, or (ii) collaterally assigned or granted any other security interest in any Lease or any interest therein.

(g)  With respect to the Real Property, as applicable: (i) the Company, its Subsidiaries or the Optioned Property Provider, as the case may be, have good and marketable fee simple interest in the Real Property and a valid leasehold interest in the Leased Real Property, free and clear of any use or occupancy restrictions, Liens, encumbrances, and easements or title defects, except as set forth on any existing title insurance policy, deed, or survey, that have had or could have a Project Material Adverse Effect or a Material Adverse Effect on the Company’s, or any of its Subsidiaries’, as the case may be, use and occupancy of the Real Property or the Optioned Property Projects, as the case may be; and (ii) neither the Company nor any of its Subsidiaries have received written notice or otherwise have Knowledge (a) of any condemnation, eminent domain or similar proceeding affecting any portion of the Real Property or any access thereto or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation or of any possible widening of streets abutting all or any portion of the Real Property, and, to the Knowledge of the Company, no such proceedings are contemplated, (b) of the imposition of any special taxes or assessments by a governmental authority, or payments in lieu thereof, against all or any portion of the Real Property, or any pending improvement liens to be made by any governmental authority which may affect any Real Property, (c) from or on behalf of any existing insurance carriers indicating that the insurance rates for all or any portion of any of the Real Property will be substantially increased or that alterations of any Real Property are required, and (d) the curtailment of any utility service supplied to any Real Property.

(h)  Prior to the date hereof, the Company has furnished or made available to Parent or its representatives true and correct copies of all deeds, mortgages, surveys, licenses, leases, title insurance policies and permanent certificates of occupancy (or documents equivalent to certificates of occupancy in the jurisdiction where the Real Property is located) with respect to the Real Property that are in the possession of Company or its Subsidiaries.

(i)  Neither the Company nor its Subsidiaries have received written notice of, and to the Knowledge of the Company and its Subsidiaries there are no, outstanding claims made by or against the Company or any applicable Subsidiary or Optioned Property Provider with respect to title or ownership of the Owned Real Property or the Optioned Property Projects.

(j)  Neither the Company nor any of its Subsidiaries is obligated under or a party to, and none of the Owned Real Property or the Optioned Property Projects is subject to, any option, right of first refusal, right of first offer or other obligation to sell, transfer, dispose of, grant any interest in or lease any of the Owned Real Property or the Optioned Property Projects or any portion thereof or interest therein to any Person other than (x) the Company and its Subsidiaries or (y) such leases, subleases, licenses, concessions or other agreements entered into by the Company or its Subsidiaries in the ordinary course of business (the documents described in this clause (y), the “Owned Real Property Leases”), which Owned Real Property Leases are described on Schedule 2.15(j) attached hereto and made a part hereof. The Owned Real Property Leases are in full force and effect and neither the Company nor any of its Subsidiaries have received written notice or otherwise have Knowledge that they are in default or in breach under any such Lease except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither Company not any Subsidiary has Knowledge of any event or omission under any Owned Real Property Lease, which, with the passage of time or the giving of notice or both, would cause a default except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries have received written notice of, or have Knowledge of, any claimed abatements, offsets, defenses or other bases for relief or adjustment under any Owned Real Property Lease.

(k)  All improvements upon or constituting a part of the Real Property (including, but not limited to, the buildings, structures, fixtures, roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, elevator mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein) (the “Improvements”) are adequate for the purposes for which they are being or shall be put in the ordinary course of business, except for such Improvements that are in the process of being developed or constructed, which, upon substantial completion, shall be adequate for the purposes for which they are intended to be used in the ordinary course of business. To the Knowledge of the Company, there are no facts or conditions affecting any of the Improvements, except for such Improvements that are in the process of being developed or constructed (which, upon substantial completion, shall be adequate for the purposes for which they are intended to be used in the ordinary course of business), which would interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Company and its Subsidiaries or which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Project Material Adverse Effect.

(l)  There are no Construction Contracts with amounts payable as of December 31, 2006 that equal or exceed in the aggregate $1,000,000. As used herein, a “Construction Contract” shall mean each development agreement, master architectural contract or general contractor agreement to which the Company or any of its Subsidiaries is a party with respect to any present or contemplated construction by the Company or any Subsidiary for which no certificate of occupancy has been obtained (each, a “Construction Project”). To the Company's Knowledge, it has not received written notice that it or any other party thereto, is presently in default and there are no facts or circumstances which, with or without the passage of time or both, would result in a breach of any of the terms thereof by it or any such other party, except for such defaults as would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect or a Project Material Adverse Effect.

(m)  Each condominium declaration related to Real Property in which dwelling units have been or are being sold by the Company or any of its Subsidiaries that is required to be filed in the real estate records of the county or other local jurisdiction in which such Owned Real Property or such Optioned Property Project is located has been properly filed and recorded with the appropriate county or other local jurisdiction office in which the respective Owned Real Property or Optioned Property Project is located, except for any failures to be so filed or recorded which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or a Project Material Adverse Effect. All such condominium projects comply with Legal Requirements and all filings and approvals required by Legal Requirements with respect to such condominium projects have been obtained and all sales of condominium units have been conducted in compliance with Legal Requirements.

(n)  Neither the Company nor any of its Subsidiaries have any direct or indirect ownership in, or involvement with or liabilities of any type with respect to, the shopping center known as the Richland Mall and located in Columbia, South Carolina.

(o)  With respect to the parcel of Owned Real Property described on Schedule 2.15(a) hereto as Island Homes (also known as Vaca Cut Island) (“Island Homes”), the Company represents that prior to the Closing (i) the Company shall transfer ownership of Island Homes to the Clark Trust and/or David Schwarz or to an entity that Dave Clark and/or David Schwarz directly or indirectly control (any of the foregoing, the “Island Homes Owner”), (ii) any contract deposit posted or other expenses incurred by the Company or any Subsidiary with respect to Island Homes shall be reimbursed/returned by the Island Homes Owner to the Company or such Subsidiary in connection with such transfer of ownership, and (iii) the Company shall grant to Parent a right of first refusal to purchase or lease any portion of Island Homes that the Island Homes Owner intends to sell, lease or transfer directly or indirectly to any other Person and that the Island Homes Owner does not intend to retain ownership of in order to construct single family homes for Island Homes Owner and/or its immediate respective families, pursuant to a document containing mutually agreeable terms and provisions, in recordable form, to be executed by each of the Island Homes Owner and Parent (or to a Parent Affiliate designated by Parent) and recorded prior to the Closing.

2.16  Taxes.

Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(a)  Tax Returns and Audits.

(i)  As of the Closing Date, the Company and each of its Subsidiaries has filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company and each of its Subsidiaries with any Tax authority prior to the date hereof. To the Company’s Knowledge, all such Returns are true, correct and complete in all material respects. As of the Closing Date, the Company and each of its Subsidiaries has paid all Taxes shown to be due on such Returns. The Company is not a “United States real property holding corporation,” as defined in section 897 of the Internal Revenue Code of 1986, as amended, and Section 1.897-2(b) of the regulations promulgated thereunder.

(ii)  As of the Closing Date, all material Taxes that the Company or any of its Subsidiaries is required by law to withhold or collect have been duly withheld or collected, and have been paid over to the proper governmental authorities to the extent due and payable.

(iii)  As of the Closing Date, none of the Company or any of its Subsidiaries will be delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, assessed or, to the Knowledge of the Company, proposed against the Company or any of its Subsidiaries, nor will the Company or any of its Subsidiaries have executed any unexpired waiver of any statute of limitations extending or waiving the period for the assessment or collection of any Tax.

(iv)  To the Company’s Knowledge, no audit or other examination of any Return of the Company or any of its Subsidiaries by any Tax authority is presently in progress. Neither the Company nor any of its Subsidiaries has been notified in writing of any request for such an audit or other examination.

(v)  No adjustment relating to any Returns filed by the Company or any of its Subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its Subsidiaries or any of the officers and directors thereof.

(vi)  As of the Closing Date, neither the Company nor any of its Subsidiaries has any liability for any material unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, would constitute a Company Material Adverse Effect, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course of business.

2.17  Environmental Matters.

(a)  To the Company’s Knowledge, no facts or circumstances exist with respect to the Real Property which give rise to any liability based upon or related to the Company’s, any Subsidiary’s or any other Person’s actions or omissions in the processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment of any Hazardous Substance, except where such liability would not have a Material Adverse Effect on the Company.

(b)  As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls or radioactive materials; or (iii) any other substance which is regulated under any Environmental Law.

(c)  Except for such matters that, individually or in the aggregate are not reasonably likely to have a Material Adverse Effect or a Project Material Adverse Effect to the Company’s Knowledge: (i) the Company and each of its Subsidiaries has complied at all times and is currently in compliance with all Environmental Laws; (ii) there are no Hazardous Substances at, in, under or from the Real Property; and (iii) there has been no release or threatened release of Hazardous Substances at, in, under or from the Real Property.

(d)  Except for those items that individually or in the aggregate are not reasonably likely to cause a Company Material Adverse Effect or a Project Material Adverse Effect: (i) there are no pending or, to the Knowledge of the Company, threatened claims, demands, actions, administrative proceedings, lawsuits or inquiries relating to the Real Property under Environmental Law; (ii) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law; and (iii) neither the Company nor any of its Subsidiaries is subject to any agreements, orders, decrees, injunctions or other arrangements with any Governmental Entity or other Person relating to liability under any Environmental Law or relating to Hazardous Substances.

(e)  Except as disclosed in Schedule 2.17(e) hereto and to the Knowledge of the Company, there are no underground storage tanks at any Real Property.

(f)  As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(g)  The parties hereto acknowledge that the Company and its Subsidiaries may be in various stages of obtaining Material Permits, including, without limitation, any Material Permits related to any Environmental Law, as of the date of this Agreement and the Company and/or the applicable Subsidiary agree to use commercially reasonable best efforts from and after the date hereof to obtain and comply with such Material Permits, including, without limitation, any Material Permit relating to Environmental Laws as and when required by any Legal Requirements and Environmental Laws, it being agreed that any failure to obtain such Material Permits as of the Closing shall not individually or in the aggregate be reasonably expected to have a Company Material Adverse Effect or a Project Material Adverse Effect.

(h)  Except for those items that have been delivered to the Parent, there are no environmental investigations, studies or audits with respect to the Real Property.

2.18  Brokers; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except pursuant to Sections 1.6 and 1.19, no shares of common stock, options, warrants or other securities of either Company or Parent are payable to any third party by Company as a result of the Merger.

2.19  Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company or any of its Subsidiaries, including software and software programs developed by or exclusively licensed to the Company or any of its Subsidiaries (specifically excluding any off the shelf or shrink-wrap software).

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Company or any of its Subsidiaries.

(a)  No Company Intellectual Property is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company.

(b)  The Company and each of its Subsidiaries, as the case may be: own and has good and exclusive title to, or in the case of exclusive licenses, has the right to use, each material item of Company Intellectual Property, owned by, or exclusively licensed to, either the Company or a Subsidiary, as the case may be, free and clear of any liens and encumbrances (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company or its Subsidiaries is the exclusive owner of all material registered Trademarks used in connection with the operation or conduct of its business as currently conducted including the sale of any products or the provision of any services by the Company or its Subsidiaries.

2.20  Infringement on Intellectual Property. To the Company’s Knowledge, the operation of the business of the Company and its Subsidiaries as such business currently is conducted has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. No written notice, charge, claim, action or assertion of infringement, unfair competition, unfair trade practices or misappropriation has been received by the Company or any of its Subsidiaries and, to the Company’s Knowledge, no written notice, charge, claim, action has been filed, commenced or threatened against the Company or any of its Subsidiaries alleging any such violation that could be expected to have a Company Material Adverse Effect.

2.21  Agreements, Contracts and Commitments.

(a)  Except for any items that are included in another schedule attached hereto or excluded by virtue of another representation included in this Article II, Schedule 2.21 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, Optioned Property Redevelopment Agreements, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries may be bound, subject or affected (including without limitation notes or other instruments payable to the Company or its Subsidiaries). For purposes of this Agreement the term “Routine Operating Contracts” shall mean contracts entered into by the Company or any of its Subsidiaries with a Person that is not an Affiliate in the ordinary course of business on terms and conditions and at rates that are reasonable and customary based on the then applicable market conditions including the following contracts (to the extent they meet the immediately foregoing condition):

(i)  contracts related to the sale of individual residential condominium units to unaffiliated purchasers who, together with their affiliates, are not purchasing more than an aggregate of ten units in any individual project;

(ii)  brokerage commission agreements;

(iii)  contracts pursuant to which the Company or a Subsidiary, as the case may be, has deposited funds which will be returned in full to the Company or such Subsidiary in the event the Company or such Subsidiary terminates such contract pursuant to a contingency or termination provision contained in such contract; and

(iv)  any contract that by its terms can be terminated by the Company or any Subsidiary on not more than 30 days of notice with resulting liability that is less than $100,000.

(b)  For purposes of this Agreement the term “Material Company Contracts” shall mean:

(i)   each Company Contract that is not a Routine Operating Contract and (I) which provides for payments (present or future) to the Company or any of its Subsidiaries in excess of $500,000 in the aggregate or (II) under which or in respect of which the Company or any of its Subsidiaries presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $1,500,000,

(ii)  each Company Contract that is not a Routine Operating Contract and that otherwise is or may be material to the businesses, operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries and

(iii)  without limitation of subclause (i) or subclause (ii), each of the following Company Contracts, the relevant terms of which remain executory:

1)  any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or any of its Subsidiaries, or any officer, director, stockholder or Member (“Insider”) of the Company or any of its Subsidiaries;

2)  any guaranty, direct or indirect, by the Company, any of its Subsidiaries or any Insider of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business and guarantees by Subsidiaries of Company obligations;

3)  any Company Contract of employment;

4)  any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or any of its Subsidiaries or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company and its Subsidiaries;

5)  any obligation to register any shares of the capital stock or other securities of the Company or any of its Subsidiaries with any Governmental Entity;

6)  any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

7)  any collective bargaining agreement with any labor union;

8)  any lease or similar arrangement for the use by the Company or any of its Subsidiaries of personal property (other than leases of vehicles, office equipment or operating equipment where the annual lease payments are less than $100,000 in the aggregate); and

9)  any Company Contract to which any Insider is a party.

(c)  To the Knowledge of the Company, each Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been heretofore made available to Parent or Parent’s counsel.

(d)  Neither the Company nor any of its Subsidiaries nor, to the best of Company’s Knowledge, any other party thereto, has received written notice that it is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract. No party to any Company Contract has given any written notice of any claim of any breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company or any of its Subsidiaries or a Project Material Adverse Effect. Each Material Company Contract to which the Company or any of its Subsidiaries is a party or by which it is bound that has not expired by its terms is in full force and effect.

2.22  Employees.

(a)  Schedule 2.22(a) sets forth a true, complete and correct list of all directors and executive officers of the Company and its Subsidiaries along with their position and actual annual rate of compensation. To the Knowledge of the Company, no key employee or group of employees has threatened to terminate employment with the Company or any of its Subsidiaries or, to the Knowledge of the Company, has plans to terminate such employment.

(b)  Neither the Company nor any of its Subsidiaries is a party to or bound by any union or collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(c)  Neither the Company nor any of its Subsidiaries is a party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the transactions contemplated by this Agreement; (ii) agreement with any current or former employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the transactions contemplated by this Agreement.

2.23  Insurance. Schedule 2.23 sets forth a list of all material insurance policies covering the properties and activities of the Company, its Subsidiaries and their respective businesses. All such policies are in full force and effect and shall be kept in full force and effect in the ordinary course of business. Neither the Company nor any Subsidiary of the Company have received any written notice of cancellation or non-renewal with respect to such policies. Neither the Company nor any Subsidiary of the Company have received written notice, nor does the Company have Knowledge that it is in default with respect to its obligations under such insurance policies. Except as set forth on Schedule 2.23, neither the Company nor any Subsidiary of the Company has been refused any insurance coverage obtained for the purpose of protecting and insuring against any material loss or exposure, nor has any such coverage been limited or cancelled by any insurance carrier to which the Company or any such Subsidiary has applied for any such insurance or with which the Company or any such Subsidiary has carried insurance, nor has there been any significant increase in the premiums paid under any such policy during the past five (5) years. All such insurance policies provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, including construction projects. Schedule 2.23 identifies those pending (or threatened) Actions with respect to which an insurance carrier has denied coverage or has advised the Company or the relevant Subsidiary that it is defending such claim under reservation of rights and which, if determined or resolved adversely to the Company or its Subsidiaries, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect to the Company and its Subsidiaries or a Project Material Adverse Effect.

2.24  Interested Party Transactions. As of the Closing Date, except for compensation and benefits arrangements in the ordinary course of business or any matter pursuant to this Agreement, and to the Company’s Knowledge, no holder of more than five percent (5%) of the Company Membership Interests, officer or director of the Company or any Subsidiary of the Company, or any affiliate of any of the foregoing (other than the Company and its Subsidiaries) (i) has borrowed or loaned money or other property to the Company or any Subsidiary of the Company in an amount exceeding $50,000, which has not been repaid or returned; (ii) has any direct or indirect material interest in any Person which is a customer of goods or services provided by or supplier of goods or services provided to the Company, any Subsidiary of the Company, which Person's purchases or sales of such goods and services in any of the past two (2) fiscal years exceeded or whose business in fiscal 2007 is expected to exceed $120,000 per year; or (iii) is party to any other agreement, transaction or business relationship with the Company (other than this Agreement) or any of its Subsidiaries.

2.25  Board Approval; Required Vote.

(a)  The Board of Directors of the Company has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of the Company and its Members, and (ii) to, subject to Section 5.16, recommend that the Members of the Company approve this Agreement.

(b)  The Requisite Member Approval is the only vote of the holders of any class or series of the Company Membership Interests necessary to approve and adopt this Agreement or the other transactions contemplated hereby.

2.26  Proxy Statement. The information to be supplied by the Company for inclusion in Parent’s proxy statement (such proxy statement as amended or supplemented is referred to herein as the “Proxy Statement”) shall not at the time the Proxy Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by the Company for inclusion in the proxy statement to be sent in connection with the meeting of Parent’s stockholders to consider the approval of this Agreement (the “Parent Stockholders’ Meeting”) shall not, on the date the Proxy Statement is first mailed to Parent’s stockholders, and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement provided by the Company in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders’ Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent; provided, however, that if Parents fails to timely file such supplement or fails to adequately disclose such additional information, that the Company shall have no liability whatsoever to Parent, Merger Sub or any of Parent’s or Merger Sub’s shareholders, Members, directors or officers. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or any Person other than the Company which is contained in any of the foregoing documents.

2.27  Representations and Warranties Complete. The representations and warranties of the Company included in this Agreement, as modified by the Company Disclosure Schedule, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made. Except for the representations and warranties made by the Company in this Agreement, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing.

2.28  Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall survive the Closing for a period of 12 months from the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent, on behalf of itself and its Subsidiaries, represents and warrants to the Company that the statements contained in this Article III are true, complete and correct. As used in this Agreement, a “Parent Material Adverse Effect” means any change, event or effect that is materially adverse to the business, assets (including, without limitation, intangible assets), financial condition, results of operations or reasonably foreseeable prospects of Parent and its Subsidiaries, taken as a whole.

3.1  Organization and Qualification.

(a)  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Parent to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent is not in violation of any of the provisions of the Parent’s Charter Documents.

(b)  Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(c)  Merger Sub is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Merger Sub is not in violation of any of the provisions of the Merger Sub’s Charter Documents.

3.2  Subsidiaries. Except for Merger Sub, Parent has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

3.3  Capitalization.

(a)  As of the date of this Agreement, the authorized capital stock of Parent consists of 50,000,000 shares of common stock, par value $0.001 per share (“Parent Common Stock”) and 1,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”), of which 7,949,995 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.3(a), (i) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock or Parent Preferred Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock or Parent Preferred Stock (“Parent Warrants”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”). All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable federal and state securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts (as defined in Section 3.14(a)). Parent has heretofore delivered to the Company true, complete and accurate copies of the Parent Warrants, including any and all documents and agreements relating thereto.

(b)  The shares of Parent Common Stock to be issued by Parent in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable.

(c)  Except as set forth in Schedule 3.3(c) or as contemplated by this Agreement or the Parent SEC Reports (as defined in Section 3.7), there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Parent is a party or by which the Parent is bound with respect to any equity security of any class of the Parent.

3.4  Authority Relative to this Agreement. Each of Parent and Merger Sub have full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document which Parent or Merger Sub have executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and Merger Sub’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by its Board of Directors), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5  No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not: (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or any event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b)  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as set forth in this Agreement, (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (iii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (iv) the qualification of Parent as a foreign corporation in those jurisdictions in which the business of the Company makes such qualification necessary, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6  Compliance. Parent has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent have not been and are not being conducted in violation of any Legal Requirements. Parent is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Parent.

3.7  SEC Filings; Financial Statements.

(a)  Parent has made available to the Company and the Members a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement and which were filed on a timely basis. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.

(b)  Each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent taken as a whole.

3.8  No Undisclosed Liabilities. Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since September 30, 2006 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent. Merger Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement.

3.9  Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since September 30, 2006, there has not been: (a) any Material Adverse Effect on Parent, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (c) any split, combination or reclassification of any of Parent’s capital stock, (d) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (e) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any Governmental Entity, (f) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (g) any change in the auditors of Parent, (h) any issuance of capital stock of Parent, or (i) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business.

3.10  Litigation. There are no claims, suits, actions or proceedings pending or to Parent’s Knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger. There has not been, and to the Knowledge of the Parent, there is not pending or contemplated, any investigation by the SEC or any state or other regulatory body involving the Parent or any current or former director or officer of the Parent. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Parent under the Exchange Act or the Securities Act.

3.11  Restrictions on Business Activities. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Parent.

3.12  Taxes.

(a)  Parent has timely filed all Returns required to be filed by Parent with any Tax authority prior to the date hereof, except such Returns which are not material to Parent. All such Returns are true, correct and complete in all material respects. All Taxes due and owing by the Parent (whether or not shown on any Return) have been paid. The Parent is not the beneficiary of any extension of time within which to file any Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Parent or any of its Subsidiaries.

(b)  All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c)  Parent has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, assessed, or proposed by any Tax authority based on personal contact by the Parent or any officers or directors of the Parent with any agent of any such Authority, nor has Parent executed any unexpired waiver of any statute of limitations extending or waiving the period for the assessment or collection of any Tax.

(d)  No audit or other examination of any Return of Parent by any Tax authority is presently in progress, nor has Parent, including through notice to its officers and directors, been notified of any request or proposal for any such an audit or other examination.

(e)  No claim dispute or adjustment relating to any Tax liability of Parent has been raised or proposed, formally or informally, by any Tax authority to Parent or any director or officer of Parent.

(f)  Parent has no liability for any material unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which would constitute a Parent Material Adverse Effect, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business.

(g)  Parent, the directors and officers of Parent, or any of its Affiliates do not have Knowledge of any fact and have not taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance, that could prevent the transactions contemplated hereby from qualifying as a tax-free contribution governed by Section 351(a) of the Code.

(h)  Parent is not a party or bound to any tax allocation or sharing agreement. Parent (i) has not been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Parent), or (ii) has no liability for the Taxes of any Person (other than the Parent or any of its Subsidiaries) under Treas. Reg. 1.1502-6 (or any similar provision of local, state or foreign law), as a transferee or successor, by contract or otherwise.

(i)  Parent has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

3.13  Brokers. Except as set forth on Schedule 3.13, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.14  Agreements, Contracts and Commitments.

(a)  Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, licenses, permits, franchises, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (i) creates or imposes a liability greater than $25,000, or (ii) may not be cancelled by Parent on less than 30 days’ or less prior notice (“Parent Contracts”). All Parent Contracts are set forth in Schedule 3.14 other than those that are exhibits to the Parent SEC Reports.

(b)  Each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) and of all outstanding offers or proposals of Parent have been heretofore delivered to the Company.

(c)  Neither Parent nor, to the Knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

3.15  Insurance. Except for directors’ and officers’ liability insurance, Parent does not maintain any insurance policies.

3.16  Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent. To Parent’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent. To Parent’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

3.17  Indebtedness. Parent has no indebtedness for borrowed money.

3.18  Over-the-Counter Bulletin Board Quotation. Parent Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTC BB”). There is no action or proceeding pending or, to Parent’s Knowledge, threatened against Parent by NASDAQ or NASD, Inc. (“NASD”) with respect to any intention by such entities to prohibit or terminate the quotation of Parent Common Stock on the OTC BB.

3.19  Board Approval. The Board of Directors of Parent (including any required committee or subgroup of the Board of Directors of Parent) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of Parent’s net assets.

3.20  Trust Fund. As of the date hereof and at the Closing Date, Parent has and will have no less than $48,700,000 invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental Stock Transfer and Trust Company (the “Trust Fund”), less such amounts, if any, as Parent is required to pay to stockholders who elect to have their shares converted to cash in accordance with the provisions of Parent’s Charter Documents.

3.21  Governmental Filings. Except as set forth in Schedule 3.21, Parent has been granted and holds, and has made, all filings necessary with Governmental Entities to the conduct by Parent of its business (as presently conducted) or used or held for use by Parent, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such filing is in full force and effect and will not expire prior to December 31, 2007, and Parent is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Parent.

3.22  Sarbanes-Oxley; Internal Accounting Controls. The Parent is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date. The Parent’s certifying officers have evaluated the effectiveness of the Parent’s disclosure controls and procedures as of the end of the period covered by the Parent’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Parent presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.

3.23  Private Placement. Assuming the accuracy of the Members’ representations and warranties set forth in Section 1.17, no registration under the Securities Act is required for the offer and sale of the Parent Common Stock by the Parent to the Members as contemplated hereby. The issuance and sale of the Parent Common Stock hereunder does not contravene the rules and regulations of the OTC BB.

3.24  Investment Company. The Parent is not, and is not an Affiliate of, and immediately after receipt of payment for the Parent Common Stock, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.25  Listing and Maintenance Requirements. The Parent’s Common Stock is registered pursuant to Section 15(d) of the Exchange Act, and the Parent has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Parent received any notification that the SEC is contemplating terminating such registration. The Parent has not, in the 12 months preceding the date hereof, received notice from the OTC BB to the effect that the Parent is not in compliance with the listing or maintenance requirements of the OTC BB. The Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

3.26  Application of Takeover Protections. The Parent and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent’s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Members as a result of the Merger, including without limitation as a result of the Parent’s issuance of the Parent Common Stock and the Members’ ownership of the Parent Common Stock.

3.27  No Integrated Offering. Assuming the accuracy of the Members’ representations and warranties set forth in Section 1.17, neither the Parent, nor any of its affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Parent Common Stock to be integrated with prior offerings by the Parent for purposes of the Securities Act or any applicable shareholder approval provisions of the OTC BB on which any of the securities of the Parent are listed or designated.

3.28  Manipulation of Price.  The Parent has not, and to its Knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Parent to facilitate the sale or resale of any of its Common Stock, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the securities of the Parent, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Parent.

3.29  Representations and Warranties Complete. The representations and warranties of Parent included in this Agreement, as modified by the Parent Schedules, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made. Except for the representations and warranties made by the Parent and the Merger Sub in this Agreement, neither the Parent nor any other Person makes any representation or warranty with respect to the Parent or the Merger Sub or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing.

3.30  Survival of Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall not survive the Closing.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1  Conduct of Business by Company and Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company (including its Subsidiaries), Parent and Merger Sub shall, except to the extent that the other party (either the Company or Parent, as applicable) shall otherwise consent in writing, which consent shall not be unreasonably withheld, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Company Material Adverse Effect or a Project Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (A) preserve substantially intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. Unless otherwise noted, all references to the Company and its Subsidiaries in this Article IV shall mean the Company on an as reorganized basis as such reorganization is set forth on Schedule 2.2(a) hereto. In addition, except as required or permitted by the terms of this Agreement or set forth in Schedule 4.1 hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and Merger Sub shall not do any of the following:

(a)  Waive any stock repurchase or similar rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock (or similar) plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)  Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)  Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company (or its Subsidiaries) or Parent, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company or Parent license on an exclusive basis or sell any Intellectual Property of the Company (or its Subsidiaries), or Parent as applicable;

(d)  Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock except, after notice to Parent, for: (i) distributions made to the Members for payment of taxes with respect to income of the Company (or its Subsidiaries), which shall include reserves for the payment of taxes due after Closing with respect to income of the Company earned prior to Closing subject to post-Closing adjustments based on actual tax liability incurred; and (ii) distributions of $20,000,000 to pay back loans from Members;

(e)  Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or membership interests, as applicable, of the Company (or its Subsidiaries) and Parent, as applicable, including repurchases of unvested shares or membership interests, as applicable, at cost in connection with the termination of the relationship with any employee or consultant pursuant to stock or purchase agreements in effect on the date hereof;

(f)  Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or membership interests, as applicable, or any securities convertible into or exchangeable for shares of capital stock or membership interests, as applicable, or subscriptions, rights, warrants or options to acquire any shares of capital stock or membership interests, as applicable, or any securities convertible into or exchangeable for shares of capital stock or membership interests, as applicable, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities. In the event that the Company issues any membership or similar ownership interests prior to Closing, the transferee will agree to be bound by the terms and conditions of this Agreement, such agreement to be in form and substance reasonably satisfactory to Parent;

(g)  Amend its charter documents unless required to do so hereunder;

(h)  Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or the Company (or any of its Subsidiaries) as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services except as otherwise contemplated by this Agreement;

(i)  Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of individual condominium units in the ordinary course of business consistent with past practice at fair market value to unaffiliated purchasers who, together with their affiliates, are not purchasing more than an aggregate of ten units in any individual project; and (B) and the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j)  Incur any indebtedness for borrowed money in excess of $1,000,000 in the aggregate (other than purchase money debt in connection with the acquisition by the Company of vehicles, office equipment and operating equipment not exceeding $1,000,000 in the aggregate) or in connection with the purchase of real property (including any personal property directly or indirectly related to such real property) or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or the Company (or its Subsidiaries), as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing; provided that notwithstanding the foregoing, the Company may without Parent’s consent (i) obtain a line of credit of up to $100,000,000 with a commercial bank on customary terms, and (ii) enter into the Bridge Loan as described on Schedule 6.2(n) hereto;

(k)  Adopt or amend any employee compensation or benefit plan, policy or arrangement, any employee stock or membership interest purchase or employee stock or membership interest option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), grant or pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices and as otherwise contemplated by this Agreement;

(l)  Except in the ordinary course of business consistent with past practices, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in the Parent SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company (or its Subsidiaries) is a party or of which the Company (or its Subsidiaries) is a beneficiary or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(m)  Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n)  Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o)  Except in the ordinary course of business consistent with past practices or as set forth below in this Section 4.1(o), incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $1,000,000 in any 12 month period, other than the Company under a Routine Operating Contract; provided, that, notwithstanding the foregoing the Company may (i) without Parent’s consent enter into any agreement, contract or commitment requiring such party to pay in excess of $2,000,000 in any 12 month period if such agreement provides for a refundable deposit in favor of the Company and the Company provides written notice to the Parent of the material terms and conditions of such agreement, contract or commitment within one week after such agreement, contract or commitment becomes effective, (ii) without Parent’s consent enter into any agreement, contract or commitment requiring such party to pay in excess of $2,000,000 in any 12 month period if such agreement provides for a refundable deposit in favor of the Company and the Company provides prior written notice to the Parent of the material terms and conditions of such agreement, contract or commitment, (iii) without Parent’s consent enter into any agreement, contract or commitment requiring such party to pay up to $1,000,000 in any 12 month period if such agreement provides for a non-refundable deposit payable by the Company and the Company provides written notice to Parent of the material terms and conditions of such agreement, contract or commitment within one week after such agreement, contract or commitment becomes effective, (iv) with prior written consent of Parent consent enter into any agreement, contract or commitment requiring such party to pay in excess of $1,000,000 in any 12 month period if such agreement provides for a non-refundable deposit payable by the Company, or (v) without Parent’s consent, enter into an agreement with an Optioned Property Provider that does not create any liability to the Company in excess of $1,000,000 provided that the Company notifies Parent of such agreement within five business days of the date of entering into such agreement.

(p)  Take any action that (without regard to any action taken, or agreed to be taken, by Parent or any of its Affiliates) could prevent the transactions contemplated by this Agreement from qualifying as a tax-free contribution within the meaning of Section 351(a) of the Code;

(q)  Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(r)  Form, establish or acquire any Subsidiary except as contemplated by this Agreement;

(s)  Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(t)  Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

(u)  Take or omit to take any action, the taking or omission of which would be reasonably anticipated to have a Material Adverse Effect;

(v)  Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates (other than payment of salary and benefits in the ordinary course of business consistent with past practice);

(w)  Amend, modify, waive, terminate or otherwise change any of the terms or conditions of the Optioned Property Provider Agreement; or

(x)  Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (w) above.

In the event that Parent does not consent to any action proposed to be taken by the Company pursuant to this Section 4.1, nothing shall prevent the Members from taking such action by the way of another entity or individually.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1  Proxy Statement; Parent Stockholders’ Meeting. (a) As soon as practicable after receipt by Parent from the Company of all financial and other information relating to the Company as Parent may reasonably request for its preparation, the execution of this Agreement, Parent shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock to vote in favor of: (i) the adoption of this Agreement and the approval of the Merger (“Parent Stockholder Approval”); (ii) the change of the name of Parent to a name selected by the Company (the “Name Change Amendment”); (iii) an increase in the number of authorized shares of Parent Common Stock to 150,000,000 (the “Capitalization Amendment”); (iv) an amendment to remove the preamble and Sections A through D, inclusive, of Article Sixth from Parent’s Certificate of Incorporation from and after the Closing and to redesignate section E of Article Sixth as Article Sixth; and (vi) the adoption of a Stock Incentive Plan in a form reasonably acceptable to Parent and the Company (the “Parent Plan”), at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholders’ Meeting”). The Parent Plan shall provide that an aggregate of 3,000,000 shares of Parent Common Stock shall be reserved for issuance pursuant to the Parent Plan. Such proxy materials shall be in the form of the Proxy Statement to be used for the purpose of soliciting such proxies from holders of Parent Common Stock and the Proxy Statement shall comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. The Company shall furnish to Parent all information concerning the Company as Parent may reasonably request in connection with the preparation of the Proxy Statement. Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Proxy Statement and it will supply the other with copies of all correspondence between the SEC or its staff or other governmental officials with respect to the Proxy Statement or the Merger. The Company and its counsel shall be given an opportunity to review and comment on the Proxy Statement prior to its filing with the SEC. Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use reasonable best efforts to cause the Proxy Statement to be approved for issuance by the SEC as promptly as practicable. Parent shall also take any and all such actions to satisfy the requirements of the Securities Act and the Exchange Act. Prior to the Closing Date, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable Blue Sky Laws of each of the states and territories of the United States in which it is believed, based on information furnished by the Company, holders of the Company membership interests reside and to take any other such actions that may be necessary to enable the Parent Common Stock Interests to be issued pursuant to the Merger in each such jurisdiction.

(b)  As soon as practicable following its approval by the SEC, Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholders’ Meeting in accordance with the Delaware General Corporation Law (“DGCL”) and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the stockholders of Parent for approval or adoption at the Parent Stockholders’ Meeting, including, without limitation, the matters described in Section 5.1(a).

(c)  Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Proxy Statement will not as of the date of its distribution to the holders of Parent Common Stock (or any amendment or supplement thereto) or at the time of the Parent Stockholders’ Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d)  Parent, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use reasonable best efforts to obtain the Parent Stockholder Approval.

5.2  Directors and Officers of Parent and the Surviving Entity. Parent and the Company shall take all necessary action so that the board of directors of the Parent shall consist of two members designated by Parent, two members designated by the Company and between one and five independent members designated by the Members, and that the persons listed on Schedule 5.2 are appointed to the positions of officers of Parent and the Surviving Entity, as set forth therein, to serve in such positions effective immediately after the Closing. The Members, on one hand, and Jeffrey Davidson and Udi Toledano of Parent, on the other hand, shall enter into a voting agreement pursuant to which (i) they agree to vote for the other’s designees to the board of directors of Parent through the annual meeting of the stockholders of Parent to be held in 2010 and (ii) they agree to vote for one designee of Parent, to be determined by Jeffrey Davidson and Udi Toledano, to the board of directors of Parent through the annual meeting of the stockholders of Parent to be held in 2012.

5.3  HSR Act. If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions, and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be shared equally by Parent and the Company.

5.4  Other Actions. (a) Parent shall continue to file all reports required to be filed by the SEC in a timely manner which (i) will be prepared in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) will not at the time they are filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing or as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed. At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Merger Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the Merger hereunder (“Press Release”). Simultaneously with the Closing, Parent shall file the Merger Form 8-K with the SEC and distribute the Press Release.

(b) The Company and Parent shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and Parent) and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated hereby. This obligation shall include, on the part of Parent, sending a termination letter to Continental in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between Parent and Continental. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

5.5  Required Information. In connection with the preparation of the Merger Form 8-K and Press Release, and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of Parent and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of the Company and Parent to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.6  Confidentiality; Access to Information.

(a)  Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article VIII hereof, each party (x) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (y) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.

(b)  Access to Information. (i) Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(ii)  Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Parent, as the Company may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(iii)  Notwithstanding anything to the contrary contained herein, each party (“Subject Party”) hereby agrees that by proceeding with the Closing, it shall be conclusively deemed to have waived for all purposes hereunder any inaccuracy of representation or breach of warranty by another party which is actually known by the Subject Party prior to the Closing.

5.7  Charter Protections; Directors’ and Officers’ Liability Insurance.

(a)  All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent as provided in the Charter Documents of Parent or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)  For a period of six (6) years after the Closing Date, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Parent (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c)  If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provisions shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.7.

(d)  The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent for all periods ending on or before the Closing Date and may not be changed without the consent of Committee referred to in Section 1.18.

5.8  Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Parent (in the case of the Company and the Members) or the Company (in the case of Parent), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. Notwithstanding the foregoing, the parties hereto agree that promptly as practicable after the execution of this Agreement, Parent will file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, with respect to which Parent shall consult with the Company. Parent shall provide to Company for review and comment a draft of the Current Report on Form 8-K prior to filing with the SEC; provided that unless objected to by the Company by written notice given to Parent within two (2) days after delivery to the Company specifying the language to which reasonable objection is taken, any language included in such Current Report shall be deemed to have been approved by the Company and may be filed with the SEC and used in other filings made by Parent with the SEC.

5.9  Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.10  Treatment as a Reorganization.

(a)  The Company shall not take, and shall use its best efforts not to permit any Affiliate of the Company to take, any actions that could impact the Members to fail to qualify for nonrecognition of gain or loss under Section 351(a) of the Code.

(b)  Parent shall not take, and shall use its best efforts not to permit any Affiliate, including any employee, officer or director of Parent to take, any actions that could impact the Members to fail to qualify for nonrecognition of gain or loss under Section 351(a) of the Code.

(c)  Parent shall use its best efforts, and shall cause its Affiliates to use their best efforts, to cause the Members to qualify for nonrecognition of gain or loss with respect to the transactions contemplated by this Agreement pursuant to Section 351(a) of the Code.

(d)  The Company shall use its best efforts, and shall cause its Affiliates to use their best efforts, to cause the Members to qualify for nonrecognition of gain or loss with respect to the transactions contemplated by this Agreement pursuant to Section 351(a) of the Code.

5.11  No Parent Common Stock Transactions. Each of (a) Udi Toledano, Jeffrey Davidson, the Clark Trust and David Schwarz (and their affiliates) shall agree that he, she or it shall not, prior to January 1, 2009, and (b) all other Members of the Company (and their affiliates) shall agree that he, she or it shall not, prior to the day that is six (6) months after the Closing, sell, transfer or otherwise dispose of an interest in any of the shares of Parent Common Stock he, she or it receives as a result of the Merger other than as permitted pursuant to the Lock-Up Agreement in substantially the form of Exhibit F hereto executed by such Person prior to the Closing Date. Notwithstanding the foregoing, Dave Clark (and the Clark Trust) and David Schwarz may pledge (or engage in any hedging, straddling or other strategies with respect to) up to a maximum of 15,000,000 shares of Parent Common Stock to a financial institution as collateral for personal loans and such exception to restrictions on transfer will be set forth in their individual Lock-Up Agreements.

5.12  Certain Claims. As additional consideration for the issuance of Parent Common Stock pursuant to this Agreement, each of the Members hereby releases and forever discharges, effective as of the Closing Date, the Company and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Member’s (i) status as a holder of an equity interest in the Company; and (ii) employment, service, consulting or other similar agreement entered into with the Company prior to Closing, to the extent that the bases for claims under any such agreement that survives the Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of Parent set forth in this Agreement or the Escrow Agreement.

5.13  No Securities Transactions. Neither the Company nor any Member or any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement. Neither the Parent nor its officers or directors, nor any of their respective affiliates, directly or indirectly, shall take any action described in Section 3.28 prior to the Closing Date.

5.14  No Claim Against Trust Fund. The Company and the Members acknowledge that, if the transactions contemplated by this Agreement are not consummated by Parent by October 20, 2007, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company and the Members hereby waive all rights against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (other than as a result of the Merger, pursuant to which the Company would have the right to collect the monies in the Trust Fund), and will not seek recourse against the Trust Fund for any reason whatsoever.

5.15  Disclosure of Certain Matters. Each of Parent and the Company will provide the other with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Parent or the Company, or (e) would require any amendment or supplement to the Proxy Statement. The parties shall have the obligation to supplement or amend the Company Schedules and Parent Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered after delivery hereof which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or which are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.16  No Solicitation.

(a)  Until this Agreement is terminated pursuant to Section 8.1, the Company will not, and will cause its Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Parent and its designees) concerning any merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction.

(b)  Parent will not, and will cause its employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the Company and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar transaction.

(c)  The Company shall promptly advise Parent of the nature of any written offer, proposal or indication of interest that is submitted to the Company and the identity of the Person making such written offer, proposal or indication of interest.

5.17  Company Actions.

(a)  The Company shall use its best efforts to take such actions as are necessary to fulfill its obligations under this Agreement and to enable Parent and Merger Sub to fulfill its obligations hereunder.

(b)  The Parent and the Merger Sub shall use their best efforts to take such actions as are necessary to fulfill their obligations under this Agreement and to enable the Company to fulfill its obligations hereunder.

5.18  Short Sales. The Parent covenants that it will not, nor will it instruct any officer or director to, execute any Short Sales during the period commencing at the execution of this Agreement and ending at the Closing Date. Each of Udi Toledano and Jeffrey Davidson shall agree to execute a commitment not to execute any Short Sale as provided in this Section 5.18. “Short Sales” shall include all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act.

5.19  Integration. The Parent shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Parent Common Stock as contemplated pursuant to this Agreement in a manner that would require the registration under the Securities Act of the sale of the Parent Common Stock to the Members as contemplated by this Agreement or that would be integrated with the offer or sale of the Parent Common Stock.

ARTICLE VI
CONDITIONS TO THE MERGER

6.1  Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)  HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

(b)  Stockholder Approval. The Parent Stockholder Approval shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the laws of the State of Delaware and the Parent Charter Documents and an executed copy of an amendment to Parent’s Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware to be effective as of the Closing.

(c)  Parent Common Stock. Holders of twenty percent (20%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(d)  Escrow Agreement. Parent, the Company, the Escrow Agent and the Members shall have executed and delivered the Escrow Agreement.

6.2  Additional Conditions to Obligations of Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)  Representations and Warranties. Each representation and warranty of Parent contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement, and (ii) on and as of the Closing Date with the same force and effect as if made on the Closing Date. Each representation and warranty of Parent contained in this Agreement that is not qualified as to materiality shall have been true and correct (x) in all material respects as of the date of this Agreement and (y) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

(b)  Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent) does not, or will not, constitute a Material Adverse Effect with respect to Parent, and the Parent Closing Certificate shall include a provision to such effect.

(c)  No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)  Consents. Parent shall have obtained all consents, waivers and approvals required to be obtained by Parent in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Closing Certificate shall include a provision to such effect.

(e)  Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

(f)  Opinion of Counsel. The Company shall have received from Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. counsel to Parent, an opinion of counsel reasonably acceptable to the Company.

(g)  Other Deliveries. At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by Parent’s board of directors in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

(h)  Press Release. Parent shall have delivered the Press Release to the Company, in a form reasonably acceptable to the Company.

(i)  Resignations. The persons listed on Schedule 6.2(i) shall have resigned from all of their positions and offices with Parent.

(j)  Trust Fund. Parent shall have made appropriate arrangements with Continental to have the Trust Fund disbursed to Parent immediately upon the Closing.

(k)  Registration Rights Agreement. The Registration Rights Agreement among Parent and the Members, in substantially the form of Exhibit D, shall be in full force and effect.

(l)  Warrant Lock-Up Agreements. Those Persons set forth on Schedule 6.2(l) shall have entered into lock-up agreements with Parent with respect to their warrants and shares of Parent Common Stock underlying such warrants, in form and substance reasonably satisfactory to the Company.

(m)  Short Sales. Those Persons discussed in Section 5.18 above shall have delivered a commitment not to engage in Short Sales.

(n)  Assumption of Bridge Loan. Parent shall have assumed the Company’s obligations under that certain bridge loan described on Schedule 6.2(n) attached hereto (the “Bridge Loan”).

6.3  Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)  Representations and Warranties. Each representation and warranty of the Company contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) on and as of the Closing Date with the same force and effect as if made on the Closing Date. Each representation and warranty of the Company contained in this Agreement that is not qualified as to materiality shall have been true and correct (x) in all material respects as of the date of this Agreement and (y) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b)  Agreements and Covenants. The Company and the Members shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c)  No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Entity following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)  Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(e)  Reorganization. The reorganization of the Company and its Subsidiaries as set forth on Schedule 2.2(a) hereto has been completed.

(f)  Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(g)  Employment Agreements. Employment Agreements (including non-competition covenants) between the Company and each of Dave Clark and David Schwarz, substantially in the forms of Exhibit E, shall be in full force and effect.

(h)  Opinion of Counsel. Parent shall have received from Greenberg Traurig, P.A., counsel to the Company, an opinion of counsel reasonably acceptable to Parent.

(i)  Comfort Letters. Parent shall have received “comfort” letters in the customary form from Moore, Stephens, Lovelace, P.A., dated the date of distribution of the Proxy Statement and the Closing Date (or such other date or dates reasonably acceptable to Parent) with respect to certain financial statements and other financial information included in the Proxy Statement.

(j)  Lock-Up Agreements. Lock-Up Agreements between Parent and each of the Persons identified in Section 5.11, substantially in the form of Exhibit F, shall be in full force and effect.

(k)  Other Deliveries. At or prior to Closing, the Company shall have delivered to Parent: (i) copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

(l)  Derivative Securities. There shall be outstanding no options, warrants or other derivative securities entitling the holders thereof to acquire shares of Company membership interests or other securities of the Company or any of its Subsidiaries.

(m)  Interested Party Transactions. All interested party transactions, as described in Section 2.24, including any loans or other advances to or between the Company and any Subsidiary and any Member, officer or director (or any affiliate of any of the foregoing) shall have been terminated or repaid in full as applicable.

(n)  Right of First Refusal. The Company (or appropriate Subsidiary) shall have been granted a right of first refusal with respect to the commercial development of the Island Homes property and to purchase a portion of such property commercially developed at cost (all costs, including development costs, carrying costs and transfer costs) which right of first refusal will be in form and substance reasonably satisfactory to Parent.

ARTICLE VII
INDEMNIFICATION

7.1  Indemnification of Parent and Company. (a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), Parent and the Company and their respective representatives, successors and permitted assigns (the “Parent Indemnitees”) shall be indemnified, defended and held harmless, severally by the Clark Trust and David Schwarz pro rata in accordance with the distribution of the Merger Consideration issued to them, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(i)  the inaccuracy or breach of any representation or warranty of the Company contained in this Agreement, or any certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii)  the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement.

(b)  As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which any party may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

7.2  Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Parent by a Person other than the Company (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a)  Notice of Claim. Parent, acting through the Committee, will give the Members prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of Third Party Claim at its expense.

(b)  Defense. The Members shall have the right, at their option (subject to the limitations set forth in subsection 7.2(c) below) at their own expense, by written notice to Parent, to assume the entire control of, subject to the right of Parent to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Parent to be the lead counsel in connection with such defense. If the Members are permitted and elect to assume the defense of a Third Party Claim:

(i)  the Members shall diligently and in good faith defend such Third Party Claim and shall keep Parent reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, Parent shall have the right to approve the settlement, which approval will not be unreasonably withheld; and

(ii)  Parent shall cooperate fully in all respects with the Members in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent shall make available to the Members all pertinent information and documents under its control.

(c)  Limitations of Right to Assume Defense. The Members shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Parent; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Parent other than as a result of money damages or other money payments.

(d)  Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not affect the Members’ duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Members to defend against or reduce the Members’ liability or caused or increased such liability or otherwise caused the damages for which the Members are obligated to be greater than such damages would have been had Parent given the Members prompt notice hereunder. So long as the Members are defending any such action actively and in good faith, Parent shall not settle such action. Parent shall make available to the Members all relevant records and other relevant materials required by them and in the possession or under the control of Parent, for the use of the Members in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e)  Failure to Defend. If the Members, promptly after receiving a Notice of Claim, fail to defend such Third Party Claim actively and in good faith, Parent will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Members shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

(f)  Parent’s Rights. Anything in this Section 7.2 to the contrary notwithstanding, the Members shall not, without the written consent of Parent, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Parent of a full and unconditional release from all liability and obligation in respect of such action without any payment by Parent.

(g)  Members Consent. Unless the Members have consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and, if applicable, such amount shall be determined in accordance with the provisions of the Escrow Agreement.

7.3  Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, Parent shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Parent shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Parent for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing. If Parent has received the payment required by this Agreement from the Members in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Members and shall pay to the Members, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received hereunder or from the Escrow Account, as applicable, pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4  Limitations on Indemnification.

(a)  Survival: Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company to Parent in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section 6.3(a)) shall survive the Closing until 18 months after the Closing Date (the “Survival Period”). The indemnification and other obligations under this Article VII shall survive for the same Survival Period and shall terminate with the expiration of such Survival Period, except that: (i) any claims for breach of representation or warranty made by a party hereunder by filing a demand for arbitration under Section 10.12 shall be preserved until final resolution thereof despite the subsequent expiration of the Survival Period and (ii) any claims set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in clause (ii) above, no claim for indemnification under this Article VII shall be brought after the end of the applicable Survival Period.

(b)  Deductible. No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $500,000 in the aggregate (the “Deductible”), and no claim shall be made pursuant to this Article VII until such time as the aggregate of such Losses exceeds $500,000. For the avoidance of doubt, Losses in the amount of $500,000 shall function as a “deductible,” and only those amounts in excess of $500,000 shall be recoverable pursuant to this Article VII. Notwithstanding anything contained herein to the contrary, the Deductible will not be applicable to claims arising from fraud, willful misrepresentation or willful misconduct.

(c) Aggregate Amount Limitation.

(i) The aggregate liability for Losses pursuant to Section 7.1 during the first 12 months from the Closing Date (the “First Indemnity Period”), shall not in any event exceed the greater of (A) $10,000,000 in cash if 10,000,0000 shares of Parent Common Stock (the “Tranche One Escrow Shares”) are not deposited by the Escrow Agent in the Earned Shares Indemnity Escrow Account pursuant to the provisions of Section 1.15 hereof, or, (B) if applicable, the Tranche One Escrow Shares. If at any time during the First Indemnity Period, the number of Tranche One Escrow Shares in the Earned Shares Indemnity Escrow Account is equal to 10,000,000 shares, then the $10,000,000 cash indemnity obligation of the Clark Trust and David W. Schwarz (the “Indemnifying Parties”) shall terminate and the sole liability for indemnification shall be against the Tranche One Escrow Shares.

(ii) The aggregate liability for Losses pursuant to Section 7.1 during the period beginning 12 months and one day from the Closing Date until 18 months from the Closing Date (the “Second Indemnity Period”), shall not in any event exceed the greater of (A) $10,000,000 in cash if less than 5,000,0000 shares of Parent Common Stock (the “Tranche Two Escrow Shares”) are in the Earned Shares Indemnity Escrow Account pursuant to the provisions of Section 1.15 hereof at the beginning of the Second Indemnity Period (to the extent not exhausted or terminated during the First Indemnity Period), or, (B) if applicable, the Tranche Two Escrow Shares. If at any time during the Second Indemnity Period, the number of Tranche Two Escrow Shares in the Earned Shares Indemnity Escrow Account is equal to 5,000,000 shares, then the $10,000,000 cash indemnity obligation of the Indemnifying Parties, if not already exhausted, shall terminate and the sole liability for indemnification shall be against the Tranche Two Escrow Shares.

(iii) Notwithstanding the terms of Section 7.4(c), in no event shall the cash portion of any liability for Losses during the First Indemnity Period and the Second Indemnity Period, collectively, exceed a total aggregate amount equal to $10,000,000 and in no event shall the total aggregate liability of the Indemnified Parties ever exceed a total value of $75,000,000.

(iv) Notwithstanding the foregoing, the Aggregate Amount Limitation shall not apply in the case of claims arising from fraud, willful misrepresentation or willful misconduct but in no event shall the total liability for Losses to any Indemnifying Party exceed the Merger Consideration received by the Clark Trust and David W. Schwarz less any taxes paid by them.

(v) To the extent that there is an indemnifiable Claim, the Claim shall be satisfied in the following order of priority: (A) during the First Indemnity Period, first, from the Tranche One Escrow Shares until such time as the Earned Shares Indemnity Escrow Account is reduced to zero and second, if less than 10,000,000 shares of Parent Common Stock were in the Earned Shares Indemnity Escrow Account, from the $10,000,000 by the Indemnifying Members and (B) during the Second Indemnity Period, first, from the Tranche Two Escrow Shares until such time as the Earned Shares Indemnity Escrow Account is reduced to zero and second, if less than 5,000,000 shares of Parent Common Stock were in the Earned Shares Indemnity Escrow Account, from the $10,000,000 by the Indemnifying Members.

(vi) For purposes of this Article VII, each share of Parent Common Stock included as Tranche One Escrow Shares and Tranche Two Escrow Shares shall at all times have a value equal to $7.50 notwithstanding the market price for the Parent Common Stock as reported on the OTC BB or any other applicable exchange or automated quotation system at the time any Claim is made hereunder.

(vii)  If additional shares are required to be deposited in the Earned Shares Indemnity Escrow Account in accordance with Section 1.15 during either the First Indemnity Period or the Second Indemnity Period, and any amount of the Uncovered Claim continues to be unsatisfied, then the first shares of Parent Common Stock scheduled to be placed in the Earned Shares Indemnity Escrow Account shall be applied to the unsatisfied portion of the Uncovered Claim and the remaining shares to be deposited in the Earned Shares Indemnity Escrow Account shall be reduced by the quotient of: (1) the amount of cash paid by the Indemnifying Parties in connection with the Uncovered Claim divided by (2) $7.50. For the purposes of this Agreement, “Uncovered Claim” shall mean a Claim where the total value of such Claim exceeds the value of the Parent Common Stock then contained in the Earned Shares Indemnity Escrow Account during the relevant indemnity period.

For example:

During the First Indemnity Period, if there are 3,000,000 shares of Parent Common Stock in the Earned Shares Indemnity Escrow Account and an Uncovered Claim for an amount equal to $40,000,000 is made, then, those 3,000,000 shares are applied to that Uncovered Claim on a $7.50 valuation. The Indemnifying Parties still have a $10 million cash obligation because there are less than the total Tranche One Escrow Shares in the Earned Shares Indemnity Escrow Account. Thus, because the shares in the Earned Shares Indemnity Escrow Account are worth only $22,500,000 (3,000,000 x $7.50), then the Indemnifying Parties would have to pay up to $10 million in cash during the First Indemnity Period for a total indemnification payment of $32,500,000. If 5,000,000 shares of Parent Common Stock are subsequently scheduled to be placed in the Earned Shares Indemnity Escrow Account, then the first shares of Parent Common Stock scheduled to be placed in the Earned Shares Indemnity Escrow Account shall be applied to the remaining $7,500,000 of outstanding liability from the Uncovered Claim and the remaining shares to be deposited in the Earned Shares Indemnity Escrow Account shall be reduced by 1,333,000 shares of Parent Common Stock ($10,000,000 divided by $7.50).

7.5  Exclusive Remedy. Parent hereby acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims, whether direct, third party or otherwise, for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit Parent’s or Company’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

7.6  Damages; No Adjustment to Merger Consideration. Amounts paid for indemnification under Article VII shall constitute damages paid by the Members for breach of contract and not as an adjustment to the value of the shares of Parent Common Stock issued by Parent as a result of the Merger.

7.7  Application of Escrow Shares. The parties acknowledge that all actions to be taken by Parent pursuant to this Article VII shall be taken on its behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto.

ARTICLE VIII
TERMINATION

8.1  Termination. This Agreement may be terminated at any time prior to the Closing:

(a)  by mutual written agreement of Parent and the Company at any time;

(b)  by either Parent or the Company if the Proxy Statement shall not have been mailed to the record owners of Parent Common Stock on or before October 1, 2007;

(c)  by either Parent or the Company if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)  by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent is curable by Parent prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period);

(e)  by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30)-day period);

(f)  by either Parent or the Company, if, at the Parent Stockholders’ Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s certificate of incorporation, or the holders of 20% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Parent Stockholders’ Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s certificate of incorporation;

(g)  by either Parent or the Company if the Closing Date shall not have occurred by October 20, 2007.

8.2  Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 5.6, 5.14, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement. The sole remedy of any party hereto for breach of this Agreement occurring prior to Closing by any other party hereto shall be limited to termination of this Agreement, and no party shall have any claim against the other for damages of equitable relief for breach of this Agreement occurring prior to the Closing.

8.3  Fees and Expenses. Whether or not the Merger is consummated and except as otherwise provided herein, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses.

ARTICLE IX
DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“Affiliate” Section 10.2(e)

“Agreement” Heading

“Approvals” Section 2.1(a)

“Audited Financial Statements” Section 2.8 (a)

“Blue Sky Laws” Section 1.17(b)

“Bridge Loan” Section 6.2(n)

“Business Day” Section 1.2

“Capitalization Amendment” Section 5.1(a)

“Certificate of Merger” Section 1.3

“Charter Documents” Section 2.2(b)

“Closing” Section 1.2

“Closing Date” Section 1.2

“COBRA” Section 2.12(a)

“Code” Recital C

“Committee” Section 1.18

“Company” Heading

“Company Closing Certificate” Section 6.3(a)

“Company Contracts” Section 2.21(a)

“Company Employee Plan” Section 2.12(a)

“Company Intellectual Property” Section 2.19

“Company Registered Intellectual Property” Section 2.19

“Company Disclosure Schedule” Article II Preamble

“Company Material Adverse Effect” Article II Preamble

“Company Membership Interests” Section 1.6(b)

“Construction Contracts” Section 2.15(l)

“Construction Project” Section 2.15(l)

“Corporate Records” Section 2.1(b)

“Continental” Section 1.15

“Deductible” Section 7.4(b)

“Disclosure Schedules” Section 5.15

“Florida Act” Recital B

“DOL” Section 2.12(a)

“Earn-Out Period” Section 1.19(a)

“Effective Time” Section 1.3

“Employee” Section 2.12(a)

“Employee Agreement” Section 2.12(a)

“Environmental Law” Section 2.17(f)

“ERISA” Section 2.12(a)

“Escrow Agreement” Section 1.15

“Escrow Shares” Section 1.15

“Evaluation Date” Section 3.22

“Exchange Act” Section 1.17(b)

“Florida Act” Recital B

“FMLA” Section 2.12(a)

“Governmental Entity” Section 1.17(b)

“Hazardous Substance” Section 2.17(b)

“HIPAA” Section 2.12(a)

“HSR Act” Section 2.5(b)

“Insider” Section 2.21 (b)(iiii)(1)

“Intellectual Property” Section 2.19

“International Employee Plan” Section 2.12(a)

“IRS” Section 2.12(a)

“Island Homes” Section 2.15(o)

“Island Homes Owner” Section 2.15(o)

“Knowledge” Section 10.2(c)

“Lease” Section 2.15(b)

“Leased Real Property” Section 2.15(b)

“Legal Requirements” Section 10.2(a)

“Lien” Section 10.2(d)

“Losses” Section 7.1(b)

“Material Company Contracts” Section 2.21(b)

“Material Permits” Section 2.7(a)

“Material Projects” Article II Preamble

“Member/Members” Heading

“Merger” Recital B

“Merger Consideration” Section 1.6(a)

“Merger Form 8-K Section 5.4(a)

“Merger Sub” Heading

“Merger Sub Membership Interest” Section 1.9

“Name Change Amendment” Section 5.1(a)

“NASD” Section 3.18

“Net Income Statement” Section 1.19(a)

“Notice of Claim” Section 7.2(a)

“Operating Agreement” Section 2.1(a)

“Optioned Property Agreement” Section 2.3(b)

“Optioned Property Redevelopment Agreement” Section 2.15(c)

“Optioned Property Mortgage” Section 2.15(c)

“Optioned Property Projects” Article II Preamble

“Optioned Property Provider” Article II Preamble

“OTC BB” Section 3.18

“Owned Real Property” Section 2.15(a)

“Owned Real Property Leases” Section 2.15 (j)

“PBGC” Section 2.12(a)

“Parent” Heading

“Parent Closing Certificate” Section 6.2(a)

“Parent Common Stock” Section 1.6(a)

“Parent Contracts” Section 3.14(b)

“Parent Convertible Securities” Section 3.3(a)

“Parent Indemnitees” Section 7.1(a)

“Parent Material Adverse Effect” Article III Preamble

“Parent Plan” Section 5.1(a)

“Parent Preferred Stock” Section 3.3(a)

“Parent SEC Reports” Section 3.7(a)

“Parent Stockholder Approval” Section 5.1(a)

“Parent Stockholders’ Meeting” Section 2.26

“Parent Stock Options” Section 3.3(a)

“Parent Warrants” Section 3.3(a)

“Patents” Section 2.19

“Pension Plan” Section 2.12(a)

“Person” Section 10.2(b)

“Press Release” Section 5.4(a)

“Project Material Adverse Effect” Article II Preamble

“Proxy Statement” Section 2.26

“Real Property” Section 2.15(e)

“Registered Intellectual Property” Section 2.19

“Registration Rights Agreement” Section 1.16

“Requisite Member Approval” Section 2.4

“Returns” Section 2.16(a)(i)

“Routine Operating Contracts” Section 2.21(a)

“Securities Act” Section 1.16

“Short Sales” Section 5.18

“Subject Party” Section 5.6(b)(iii)

“Subsidiary/Subsidiaries” Section 2.2(a)

“Survival Period” Section 7.4(a)

“Surviving Entity” Section 1.1

“Tax/Taxes” Section 2.16

“Third Party Claim” Section 7.2

“Trademarks” Section 2.19

“Trust Fund” Section 3.20

“U.S. GAAP” Section 2.8(a)

“Unaudited Financial Statements” Section 2.8(a)

ARTICLE X
GENERAL PROVISIONS

10.1  Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent, to:

Key Hospitality Acquisition Corporation
4 Becker Farm Road
Roseland, New Jersey 07068
Attention: Udi Toledano
Telephone: 973-992-3200
Facsimile: 973-992-6336

with a copy to:

Kenneth R. Koch, Esq.
Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
Telephone: 212-935-3000
Facsimile: 212-983-3115

if to the Company or Members, to:

Cay Clubs LLC
12800 University Drive, Suite 260
Fort Myers, Florida 33957
Attention: Charles PT Phoenix, Esq.
Telephone: 239-461-0101
Facsimile: 239-333-2244

with a copy to:

Frank S. Ioppolo
Greenberg Traurig, P.A.
450 S. Orange Avenue, Suite 650
Orlando, Florida 32801
Telephone: 407-420-1000
Facsimile: 407-420-5909

10.2  Interpretation. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a)  the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Parent Contracts;

(b)  the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(c)  the term “Knowledge” means (i) with respect to the Company and any of its Subsidiaries, actual knowledge, of Dave Clark, David Schwarz, Michael Matte, Gary Schwarz, Barry Graham, Derek Taylor, Dennis Zecca, Craig Holt and William Lee, (ii) with respect to the Company and any of its Subsidiaries, actual knowledge, as to any matter described in Sections 2.6, 2.7, 2.17 or 2.21(c), of any written notice actually received, as evidenced by written proof of delivery, by any member of the Company’s Legal Department, and (iii) with respect to the Parent and Merger Sub, actual knowledge, without any duty to investigate, of Udi Toledano or Jeffrey Davidson.

(d)  the term “Lien” means any mortgage, pledge, security interest, lien, charge or encumbrance of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(e)  the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

(f)  all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

10.3  Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery by facsimile or by email delivery of a “.pdf” format data file to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4  Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the proposed summary of terms between Parent and the Company dated February 23, 2007 is hereby terminated in its entirety and shall be of no further force and effect; and (b) are not intended to confer upon any other Person any rights or remedies hereunder (except as specifically provided in this Agreement). The representations and warranties contained in this Agreement and made by the parties hereto were made to and solely for the benefit of each other.

10.5  Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6  Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7  Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8  Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9  Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10  Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

10.11  Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.12  Jurisdiction and Venue. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the federal and state courts located in the State of Delaware. Each party consents to the jurisdiction of such Delaware court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Delaware court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

10.13  JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTION GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

KEY HOSPITALITY ACQUISITION CORPORATION

By:	/s/ Jeffrey Davidson

Key Merger Sub, LLC

By:	/s/ Jeffrey Davidson

Cay Clubs LLC

By:	/s/ Dave Clark

MEMBERS:

By:	/s/ David Schwarz
David Schwarz

F. Dave Clark Irrevocable Trust under Agreement dated August 31, 2004

By:	/s/ Dave Clark
F. Dave Clark, as Trustee

INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS

EXHIBIT A	—	CERTIFICATE OF MERGER

EXHIBIT B	—	OPERATING AGREEMENT OF COMPANY POST-CLOSING

EXHIBIT C	—	FORM OF ESCROW AGREEMENT

EXHIBIT D	—	FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT E	—	FORM OF EMPLOYMENT AGREEMENTS

EXHIBIT F	—	FORM OF LOCK-UP AGREEMENT

SCHEDULES

SCHEDULE 1.19	—	CALCULATION OF FORFEITED SHARES

PARENT SCHEDULES

SCHEDULE 3.3	—	CAPITALIZATION

SCHEDULE 3.13	—	BROKERS

SCHEDULE 3.21	—	GOVERNMENTAL FILINGS

SCHEDULE 5.2	—	OFFICERS OF PARENT AND SURVIVING ENTITY

SCHEDULE 6.2(j)	—	RESIGNATIONS FROM PARENT

SCHEDULE 6.2(l)	—	LOCK-UP AGREEMENTS WITH PARENT

SCHEDULE 6.2(n)	—	BRIDGE LOAN DESCRIPTION

COMPANY SCHEDULES

SCHEDULE 1.6(a)	—	MEMBERSHIP INTERESTS AND CAPITALIZATION

SCHEDULE 2.2(a)	—	SUBSIDIARIES AND ORGANIZATIONAL CHART

SCHEDULE 2.10	—	ABSENCE OF CERTAIN CHANGES OR EVENTS

SCHEDULE 2.12(b)	—	EMPLOYEE BENEFIT PLANS AND COMPENSATION

SCHEDULE 2.15(a)	—	REAL PROPERTY

SCHEDULE 2.15(b)	—	REAL PROPERTY LEASES

SCHEDULE 2.15(c)	—	OPTION AND LEASE AGREEMENTS

SCHEDULE 2.15(j)	—	OWNED REAL PROPERTY LEASES

SCHEDULE 2.17(c)	—	UNDERGROUND STORAGE TANKS / ENVIRONMENTAL

SCHEDULE 2.21	—	MATERIAL CONTRACTS

SCHEDULE 2.22(a)	—	DIRECTORS

SCHEDULE 2.23	—	INSURANCE COVERAGE

SCHEDULE 4.1	—	PROPERTIES OF INTEREST